Exhibit 99.1

Report of Independent Auditors

To the Directors of Entertainment One Ltd.

We have audited the accompanying consolidated financial statements of Entertainment One Ltd. and its subsidiaries, which comprise the consolidated balance sheets as of 31 March 2019 and 31 March 2018, and the related consolidated income statements and consolidated statements of comprehensive income, and of changes in equity and the consolidated cash flow statements for the years then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Entertainment One Ltd. as of 31 March 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

As discussed in Note 1 to the consolidated financial statements, the Company has restated its 2019 and 2018 financial statements to correct misstatements. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

4 November 2019

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

Consolidated Income Statements

	Note	Restated Year ended 31 March 2019 £m	Year ended 31 March 2018 £m
Revenue	3	941.2	1,029.0
Cost of sales		(617.4)	(731.8)

Gross profit		323.8	297.2
Impairment of financial assets[1]		(14.4)	—
Other administrative expenses		(238.7)	(196.5)

Operating profit	4	70.7	100.7
Finance income[1]	7	1.8	4.9
Finance costs	7	(41.4)	(40.7)

Profit before tax[1]		31.1	64.9
Income tax (charge)/credit	8	(21.5)	3.9

Profit for the year[1]		9.6	68.8

Attributable to:
Owners of the Company		6.0	53.9
Non-controlling interests		3.6	14.9
Earnings per share (pence)
Basic	11	1.3	12.4
Diluted	11	1.3	12.0

The accompanying notes form an integral part of these Consolidated Financial Statements.

1.	See Note 1 ‘Restatements’ for details.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

Consolidated Statements of Comprehensive Income

	Restated Year ended 31 March 2019 £m	Year ended 31 March 2018 £m
Profit for the year[1]	9.6	68.8
Items that may be reclassified subsequently to profit or loss:
Exchange differences on foreign operations	32.5	(55.0)
Hedging reserve movements:
Fair value movements on cash flow hedges	7.0	(5.0)
Reclassification adjustments for movements on cash flow hedges	(3.1)	1.4
Tax (charge)/credit related to components of other comprehensive income/(loss)	(0.8)	2.7

Total other comprehensive income/(loss) for the year[1]	35.6	(55.9)

Total comprehensive income for the year[1]	45.2	12.9

Attributable to:
Owners of the Company	40.8	2.8
Non-controlling interests	4.4	10.1

The accompanying notes are an integral part of these Consolidated Financial Statements.

1.	See Note 1 ‘Restatements’ for details.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

Consolidated Balance Sheets

	Note	31 March 2019 £m	31 March 2018 £m
ASSETS
Non-current assets
Goodwill	12	397.2	375.2
Other intangible assets	13	219.9	248.9
Interest in joint ventures	29	1.2	1.0
Investment in productions	14	259.8	206.1
Property, plant and equipment	15	12.9	10.6
Trade and other receivables	18	46.9	77.0
Deferred tax assets	9	37.5	34.3

Total non-current assets		975.4	953.1

Current assets
Inventories	16	11.7	39.6
Investment in acquired content rights	17	254.0	248.0
Trade and other receivables	18	548.4	439.4
Cash and cash equivalents	19	107.4	119.2
Current tax assets		0.8	3.5
Financial instruments	24,25	4.1	1.9

Total current assets		926.4	851.6

Total assets		1,901.8	1,804.7

LIABILITIES
Non-current liabilities
Interest-bearing loans and borrowings	22	392.2	375.2
Production financing	23	110.2	86.7
Other payables	20	15.6	28.0
Provisions	21	0.4	0.4
Deferred tax liabilities	9	32.5	33.0

Total non-current liabilities		550.9	523.3

Current liabilities
Interest-bearing loans and borrowings	22	0.9	0.4
Production financing	23	85.7	90.1
Trade and other payables	20	529.3	501.4
Provisions	21	4.2	5.9
Current tax liabilities	24	12.6	14.8
Financial instruments	24,25	3.5	2.7

Total current liabilities		636.2	615.3

Total liabilities		1,187.1	1,138.6

Net assets		714.7	666.1

EQUITY
Stated capital	31	610.6	594.6
Other reserves	31	(11.4)	(23.6)
Currency translation reserve		62.7	29.8
Retained earnings		15.3	19.0

Equity attributable to owners of the Company		677.2	619.8
Non-controlling interests	30	37.5	46.3

Total equity		714.7	666.1

Total liabilities and equity		1,901.8	1,804.7

The accompanying notes are an integral part of these Consolidated Financial Statements.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

Consolidated Statement of Changes in Equity

	Stated capital (net of own shares)	Other reserves	Currency translation reserve	Restated Retained earnings	Restated Equity attributable to the owners of the Company	Non-controlling interests	Restated Total equity
	£m	£m	£m	£m	£m	£m	£m
At 1 April 2017	503.8	(22.7)	80.0	75.7	636.8	82.6	719.4
Income for the year	—	—	—	53.9	53.9	14.9	68.8
Other comprehensive (loss)	—	(0.9)	(50.2)	—	(51.1)	(4.8)	(55.9)

Total comprehensive (loss)/income for the year	—	(0.9)	(50.2)	53.9	2.8	10.1	12.9

Issue of common shares net of transaction costs	51.8	—	—	—	51.8	—	51.8
Credits in respect of share-based payments	—	—	—	11.9	11.9	—	11.9
Deferred tax movement arising on share options	—	—	—	0.3	0.3	—	0.3
Exercise of share options	4.2	—	—	(4.2)	—	—	—
Distribution of shares to beneficiaries of the Employee Benefit Trust	1.3	—	—	(1.3)	—	—	—
Acquisition of subsidiaries (Note 26)	1.8	—	—	—	1.8	—	1.8
Transactions with equity holders (Note 26)	31.7	—	—	(111.7)	(80.0)	(39.0)	(119.0)
Dividends paid (Note 10, 30)	—	—	—	(5.6)	(5.6)	(7.4)	(13.0)

Total transactions with equity holders[1]	90.8	—	—	(110.6)	(19.8)	(46.4)	(66.2)

At 31 March 2018	594.6	(23.6)	29.8	19.0	619.8	46.3	666.1

At 1 April 2018	594.6	(23.6)	29.8	19.0	619.8	46.3	666.1
Adjustments on initial application of IFRS 9 (net of tax)	—	—	—	(2.2)	(2.2)	—	(2.2)
Income for the year[1]	—	—	—	6.0	6.0	3.6	9.6
Other comprehensive income	—	3.1	31.7	—	34.8	0.8	35.6

Total comprehensive income for the year	—	3.1	31.7	6.0	40.8	4.4	45.2

Issue of common shares net of transaction costs	0.1	—	—	—	0.1	—	0.1
Credits in respect of share-based payments	—	—	—	14.9	14.9	—	14.9
Deferred tax movement arising on share options	—	—	—	0.9	0.9	—	0.9
Exercise of share options	9.4	—	—	(9.4)	—	—	—
Distribution of shares to beneficiaries of the Employee Benefit Trust	0.1	—	—	(0.1)	—	—	—
Acquisition of subsidiaries (Note 26)	1.9	(3.1)	—	—	(1.2)	0.4	(0.8)
Transactions with equity holders (Note 26)[1]	4.5	12.2	1.2	(7.2)	10.7	(6.8)	3.9
Dividends paid (Note 10, 30)	—	—	—	(6.6)	(6.6)	(6.8)	(13.4)
Total transactions with equity holders[1]	16.0	9.1	1.2	(7.5)	18.8	(13.2)	5.6

At 31 March 2019	610.6	(11.4)	62.7	15.3	677.2	37.5	714.7

The accompanying notes are an integral part of these Consolidated Financial Statements.

1.	See Note 1 ‘Restatements’ for details.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

Consolidated Cash Flow Statement

		Restated Year ended	Restated Year ended
		31 March 2019	31 March 2018
	Note	£m	£m
Operating activities
Operating profit		70.7	100.7
Adjustment for:
Depreciation of property, plant and equipment	15	2.4	2.0
Loss on disposal of property, plant and equipment	15	0.1	—
Amortisation of software	13	1.2	1.6
Amortisation of acquired intangibles	13	39.0	39.6
Amortisation of investment in productions	14	240.5	247.4
Investment in productions, net of grants received	14	(258.3)	(296.3)
Amortisation of investment in acquired content rights	17	84.0	113.4
Investment in acquired content rights	17	(121.9)	(144.5)
Impairment of investment in acquired content rights	17	15.6	—
Put option movements	20	—	(3.9)
Share-based payment charge	32	16.2	12.6

Operating cash flows before changes in working capital and provisions		89.5	72.6
Decrease in inventories		30.3	5.0
Increase in trade and other receivables		(79.9)	(43.7)
Increase in trade and other payables		17.0	37.8
Decrease in provisions		(2.0)	(24.3)

Cash generated from operations		54.9	47.4
Income tax paid		(24.9)	(32.5)

Net cash generated from operating activities		30.0	14.9

Investing activities
Acquisition of subsidiaries and joint ventures, net of cash acquired	26	(2.0)	(3.7)
Purchase of financial instruments	25	(2.3)	—
Purchase of property, plant and equipment	15	(4.4)	(1.7)
Purchase of software	13	(2.7)	(1.5)

Net cash used in investing activities		(11.4)	(6.9)

Financing activities
Net proceeds on issue of shares	31	0.1	52.0
Drawdown of interest-bearing loans and borrowings	22	372.8	374.7
Repayment of interest-bearing loans and borrowings	22	(357.2)	(269.7)
Drawdown of production financing	23	225.3	234.7
Repayment of production financing	23	(214.3)	(233.9)
Transactions with equity holders[1]	26	(9.7)	(114.8)
Interest paid		(37.3)	(26.2)
Dividends paid to shareholders and to non-controlling interests of subsidiaries	10, 30	(13.4)	(13.0)
Fees paid in relation to the Group’s bank facility, premium received on notes and one-off finance costs	7, 22	(2.0)	(11.5)

Net cash from financing activities		(35.7)	(7.7)

Net (decrease)/increase in cash and cash equivalents		(17.1)	0.3
Cash and cash equivalents at beginning of the year	19	119.2	133.4
Effect of foreign exchange rate changes on cash held		5.3	(14.5)

Cash and cash equivalents at end of the year	19	107.4	119.2

The accompanying notes are an integral part of these Consolidated Financial Statements.

1.	See Note 1 ‘Restatements’ for details.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

Notes to the Consolidated Financial Statements

1. NATURE OF OPERATIONS AND BASIS OF PREPARATION

Entertainment One is a leading independent entertainment group focused on the acquisition, production and distribution of family, television, music and film content rights across all media throughout the world. Entertainment One Ltd. (the Company) is the Group’s ultimate parent company and is incorporated and domiciled in Canada, and is limited by shares. The registered office of the Company is 134 Peter Street, Suite 700, Toronto, Ontario, Canada, M5V 2H2.

Entertainment One Ltd. presents its consolidated financial statements in pounds sterling.

STATEMENT OF COMPLIANCE

These consolidated financial statements have been prepared under the historical cost convention, except for the revaluation of financial instruments that have been measured at fair value at the end of the reporting period as explained in the accounting policies, and in accordance with applicable International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB-IFRS). The Group’s statutory filings are prepared in accordance with IFRS as adopted by the EU (EU-IFRS) but there were no differences between EU-IFRS and IASB-IFRS that have been adopted in these consolidated financial statements.

GOING CONCERN

The Group’s activities, together with the factors likely to affect its future development, are set out in the Business and Finance Review of this Announcement.

In addition to its senior secured notes (due 2022) the Group meets its day-to-day working capital requirements and funds its investment in production and investment in acquired content rights through its cash in hand and through a revolving credit facility which matures in December 2023 and is secured on certain assets held by the Group. Under the terms of this facility the Group can draw down in the local currencies of its operating businesses. The amounts drawn down by currency at 31 March 2019 are shown in Note 22. The facility is subject to a series of covenants including interest cover charge, and net debt against underlying EBITDA.

The Group has a track record of cash generation and is in full compliance with its bank facility and bond covenant requirements. At 31 March 2019, the Group had £51.6 million of cash and cash equivalents (excluding cash held by production subsidiaries) (refer to Note 19), £393.1 million of gross debt and undrawn amounts under the revolving credit facility of £156.8 million (refer to Note 22).

The Group is exposed to uncertainties arising from the economic climate and uncertainties in the markets in which it operates. Market conditions could lead to lower than anticipated demand for the Group’s products and services and exchange rate volatility could also impact reported performance. The directors have considered the impact of these and other uncertainties and factored them into their financial forecasts and assessment of covenant headroom.

The Group’s forecasts and projections, taking account of reasonable possible changes in trading performance (and available mitigating actions), show that the Group will be able to operate within the expected limits of its bank facility and provide headroom against the covenants for the foreseeable future. The forecasts and projections include the impact of the Group’s acquisition of Audio Network Limited which was completed on 18 April 2019. See Note 35 for details. For these reasons the directors continue to adopt the going concern basis of accounting in preparing the consolidated financial statements.

BASIS OF CONSOLIDATION

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries (the Group). Subsidiaries are entities that are directly or indirectly controlled by the Group. Control of the Group’s subsidiaries is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

The financial statements of the subsidiaries are generally prepared for the same reporting periods as the parent company, using consistent accounting policies. Subsidiaries are fully consolidated from the date of acquisition and continue to be consolidated until the date of disposal or at the point in the future when the Group ceases to have control of the entity. All intra-group balances, transactions, income and expenses, and unrealised profits and losses resulting from intra-group transactions that are recognised in assets, are eliminated in full.

A joint venture is a type of joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint venture. Joint control is the contractually agreed sharing of control of the arrangement, which exists only when decisions about the relevant activities require unanimous consent of the parties sharing control. The Group accounts for its interests in joint ventures using the equity method. Under the equity method the investment in the entity is stated as one line item at cost plus the investor’s share of retained post-acquisition profits and other changes in net assets.

An associate is an entity, other than a subsidiary or joint venture, over which the Group has significant influence. Significant influence is the power to participate in, but not control or jointly control, the financial and operating decisions of an entity. These investments are accounted for using the equity method.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

Investments where the Group does not have significant influence and held on the balance sheet as a financial asset and are recorded at fair value. See Note 25 for additional details.

FOREIGN CURRENCIES

Within individual companies

The individual financial statements of each Group company are recorded in the currency of the primary economic environment in which it operates (its functional currency). For the consolidated financial statements, the results and financial position of each Group company are expressed in pounds sterling, which is the functional currency of the Company and the presentation currency for the consolidated financial statements.

In preparing the financial statements of the individual companies, transactions in currencies other than the entity’s functional currency are recorded at the rates of exchange prevailing on the dates of the transactions. Foreign exchange differences arising on the settlement of such transactions and from translating monetary assets and liabilities denominated in foreign currencies at year end exchange rates are recognised in the consolidated income statement.

Retranslation within the consolidated financial statements

In the consolidated financial statements, the assets and liabilities of the Group’s foreign operations are translated at exchange rates prevailing on the balance sheet date. Income and expense items are translated at the exchange rate ruling at the date of each transaction during the period. Foreign exchange differences arising, if any, are recognised in other comprehensive income as a separate component of equity and transferred to the Group’s translation reserve. Such translation differences are subsequently recognised as income or expenses in the period in which the operation is disposed of.

ACCOUNTING JUDGEMENTS AND SOURCES OF ESTIMATION UNCERTAINTY

The preparation of consolidated financial statements under IFRS requires the Group to make estimates and assumptions that affect the amounts reported for assets and liabilities at the balance sheet date and amounts reported for revenues and expenses during the year. The nature of estimation means that actual outcomes could differ from those estimates.

Estimates and judgements are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects that period only, or in the period of the revision and future periods if the revision affects both current and future periods.

Key sources of estimation uncertainty:

•	The Group’s annual impairment test. See Note 12 for details.

•	Investment in productions and investment in acquired content rights. See Notes 14 and 17 for details.

RESTATEMENTS

Sierra put option

On 27 June 2018, the Group acquired the remaining 49% in Sierra Pictures, LLC (“Sierra/Affinity”). As a result of the acquisition, the put and call options granted over the 49% shares have been cancelled. The carrying value of the liability as at 27 June 2018 of £17.9 million has been reversed with an adjustment to the Put option reserve of £12.2 million.

The remaining part of this balance had previously been credited as one-off finance income of £5.7 million in the consolidated financial statements for the year ended 31 March 2019. However, subsequent to the year-end, it was determined that the appropriate treatment would be to credit the full balance to retained earnings considering that this was a transaction with equity holders. The Group has restated the previously published amounts disclosed in the consolidated financial statements for the year ended 31 March 2019 as follows: the loss for the year increased by £5.7m with a corresponding reduction in the loss on transactions with equity holders in the Statement of Changes in Equity. The previously reported basic and diluted EPS reduced from 2.5 to 1.3 pence per share for the year ended 31 March 2019. There was no impact on the consolidated balance sheet at 31 March 2019 and 31 March 2018. The Group concluded that the restatement was not fundamental to the Group’s previously issued financial statements and therefore the accounts were not reissued.

Cash Flow Statement classification

Transaction with equity holders in the previously published consolidated cash flow statement for the year ended 31 March 2019 and 31 March 2018 of £9.7m and £114.8m respectively were classified as investing activities. These were reclassified as financing activities to appropriately reflect the nature of the transactions. The Group concluded that the restatement was not fundamental to the Group’s previously issued financial statements and therefore the accounts were not reissued.

Income statement presentation

In preparing the financial statements to comply with SEC filing requirements, additional non-GAAP analysis included on the face of the income statements for the years to 31 March 2019 and 31 March 2018 in previous U.K. filings has been removed. As a consequence of this, the presentation of an impairment of financial assets of £14.4m in the year to 31 March 2019 has changed. In previous U.K. filings, this was separately presented in the non-GAAP analysis and included within administrative expenses in the income statement. For the purposes of the SEC filing, as the non-GAAP analysis has been removed, this item has been disclosed in a separate line in the income statement.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

NEW STANDARDS AND AMENDMENTS, REVISIONS AND IMPROVEMENTS TO STANDARDS ADOPTED DURING THE YEAR

The Group has adopted, for the first time, IFRS 15 Revenue from Contracts with Customers and IFRS 9 Financial Instruments.

IFRS 15 Revenue from Contracts with Customers was effective for reporting periods commencing after 1 January 2018. The Group adopted IFRS 15 on 1 April 2018 on a fully retrospective basis.

IFRS 15 does not have any impact on the cash flows generated. Refer to the Note 3 Revenue from contracts with customers for additional details.

IFRS 9 Financial Instruments is effective for reporting periods commencing after 1 January 2018. The Group has applied IFRS 9 prospectively, with the initial application date of 1 April 2018. The Group has applied the limited exemption in IFRS 9 and has elected not to restate comparative information in the year of initial adoption. As a result, the comparative information provided will continue to be measured in accordance with the Group’s previous accounting policy. The impact was focussed on the following items:

•	Classification and measurement of financial assets - there was no material change in the classification of financial assets and there were no changes to the measurement of financial assets.

•

Impairment of financial assets - for trade receivables and contract assets, the Group applied the simplified approach permitted by IFRS 9, which requires the use of the lifetime expected loss provision for all receivables. Based on the application of the Group’s credit history as a methodology, the impact of the change to the IFRS 9 basis of provision was a £2.2 million charge at adoption which has been recorded to retained earnings. See Note 19 for details.

•

Hedge accounting – the Group has continued to apply IAS 39 Financial Instruments: Recognition and Measurement and additional disclosures under IFRS 7 Financial Instruments: Disclosures have been provided in Note 24.

Several other amendments and interpretations apply for the first time in FY19, but do not have an impact on the consolidated financial statements of the Group.

NEW, AMENDED AND REVISED STANDARDS ISSUED BUT NOT ADOPTED DURING THE YEAR

IFRS 16 Leases is effective for reporting periods commencing after 1 January 2019. IFRS 16 requires lessees to recognise a lease liability reflecting future lease payments and a right of use asset for lease contracts, subject to limited exceptions for short-term leases and leases of low value assets. Lease costs (primarily for the Group’s rental properties) will be recognised in the form of depreciation and interest rather than as an operating cost.

The Group adopted IFRS 16 on 1 April 2019 using the modified retrospective approach with the right of use asset equal to the lease liability at transition date, less any lease incentives received. The Group has elected not to recognise right of use assets and lease liabilities for short-term leases or low-value assets. The Group will continue to expense the lease payments associated with these leases on a straight-line basis over the lease term.

The impact of adopting IFRS 16 at 1 April 2019 has been the recognition of non-current assets relating to right of use asset and total lease liability of approximately £55.0 million.

The estimated impacts to the consolidated income statement for the year ending 31 March 2020 are that the lease payments currently recorded as operating expenses will be replaced by depreciation on the right of use asset and interest expense on the lease liability. This change is presently estimated to result in a reduction in rent expense of £8 million to £10 million. There will be a corresponding increase in depreciation of £8 million to £10 million resulting in no material change in operating profit. Furthermore, there will be an increase in interest expense of £2.5 million to £3 million resulting in a decrease in profit before tax of the same magnitude.

IFRS 16 will not have any impact on cash flows.

2. OPERATING SEGMENTS

ACCOUNTING POLICIES

For internal reporting and management purposes, the Group is organised into two main reportable segments based on the types of products and services from which each segment derives its revenue – Family & Brands and Film, Television & Music. The Group’s operating segments are identified based on internal reports that are regularly reviewed by the chief operating decision maker to allocate resources to the segment and to assess its performance. The Chief Executive Officer has been identified as the chief operating decision maker.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

On 1 April 2018 the Group combined its Film Division and Television Division (which included Music) into one reporting segment, Film, Television & Music which is in line with broader developments within the media and entertainment industry. The Group is now organised for internal reporting and management purposes into:

•	Family & Brands – the production, acquisition and exploitation, including licensing and merchandising, of family content rights across all media.

•	Film, Television & Music – the production, acquisition, exploitation and trading of television, film and music content rights across all media.

Inter-segment revenues are charged at prevailing market prices.

Segment information for the year ended 31 March 2019 is presented below:

	Family & Brands	Film, Television & Music	Eliminations	Restated Consolidated
	£m	£m	£m	£m
Segment revenue
External revenue	152.8	788.4	—	941.2
Inter-segment revenue	5.7	1.0	(6.7)	—

Total segment revenue	158.5	789.4	(6.7)	941.2

Segment results
Segment underlying EBITDA	97.0	115.2	(0.5)	211.7
Group costs				(14.1)

Underlying EBITDA[1]				197.6
Amortisation of acquired intangibles				(39.0)
Depreciation and amortisation of software				(3.7)
Share-based payment charge				(16.2)
Impairment of financial assets (within operating one-off items)[1]				(14.4)
Other operating one-off items[1]				(53.6)

Operating profit				70.7
Finance income				1.8
Finance costs				(41.4)

Profit before tax				31.1
Income tax charge				(21.5)

Profit for the year				9.6

Segment assets
Total segment assets	257.5	1,643.6	—	1,901.1
Unallocated corporate assets				0.7

Total assets				1,901.8

Other segment information
Amortisation of acquired intangibles	(12.5)	(26.5)	—	(39.0)
Depreciation and amortisation of software	—	(3.7)	—	(3.7)
One-off items	—	(68.0)	—	(68.0)

1.

The Group uses a number of non-IFRS financial measures that are not specifically defined under IFRS or any other generally accepted accounting principles, including underlying EBITDA and one-off items. One-off items are items of income and expenditure that are exceptional and, in the judgement of the directors, should be disclosed separately on the basis that they are material, either by their nature or their size, to provide a better understanding of the Group’s underlying financial performance. One off items consist of: impairment of investment in acquired content rights of £15.6 million resulting from the lowering of previous expectations regarding the home entertainment business driven by an acceleration of market decline; write down of home entertainment related inventories of £26.1 million resulting from an assessment of the realisable value of inventory below the previous assessment of net realisable value; Related severance, staff costs and other costs of the home entertainment businesses of £4.9 million; related severance and staff costs of Film, Television & Music of £7.9 million; consultancy fees for the pre-system development of the finance transformation and other restructuring costs relating to the integration of £0.5 million; acquisition gains of £0.5 million include a cost of £0.6 million for completed deals during the year and a £1.1 million credit due to the release of Last Gang Entertainment contingent consideration which is no longer payable; and other one-off credits of £0.9 million include a £1.7 million settlement received on a tax warranty relating to a prior year acquisition and is partially offset by £0.8 million of legal costs for certain corporate projects and aborted corporate transactions during the year.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

Segment information for the year ended 31 March 2018 is presented below:

	Family & Brands	Film, Television & Music	Eliminations	Consolidated
	£m	£m	£m	£m
Segment revenue
External revenue	118.5	910.5	—	1,029.0
Inter-segment revenue	5.4	0.6	(6.0)	—

Total segment revenue	123.9	911.1	(6.0)	1,029.0

Segment results
Segment underlying EBITDA[1]	71.0	105.9	(0.4)	176.5
Group costs				(12.9)

Underlying EBITDA[1]				163.6
Amortisation of acquired intangibles				(39.6)
Depreciation and amortisation of software				(3.6)
Share-based payment charge				(12.6)
Impairment of financial assets (within operating one-off items) [1]				—
One-off items[1]				(7.1)

Operating profit				100.7
Finance income				4.9
Finance costs				(40.7)

Profit before tax				64.9
Income tax credit				3.9

Profit for the year				68.8

Segment assets
Total segment assets	256.5	1,535.0	—	1,791.5
Unallocated corporate assets				13.2

Total assets				1,804.7

	Family & Brands	Film, Television & Music	Eliminations	Restated Consolidated
	£m	£m	£m	£m
Other segment information
Amortisation of acquired intangibles	(12.3)	(27.3)	—	(39.6)
Depreciation and amortisation of software	(0.2)	(3.4)	—	(3.6)
One-off items	(0.2)	(6.9)	—	(7.1)

1.

The Group uses a number of non-IFRS financial measures that are not specifically defined under IFRS or any other generally accepted accounting principles, including underlying EBITDA and one-off items. One-off items are items of income and expenditure that are exceptional and, in the judgement of the directors, should be disclosed separately on the basis that they are material, either by their nature or their size, to provide a better understanding of the Group’s underlying financial performance. One off items consist of: £4.4 million of costs associated with the integration of the Television and Film Divisions and includes £3.6 million related to severance and staff costs and £0.8 million related to consultancy fees; £2.0 million related to the integration of the unscripted television companies within the wider Canadian television production business; £1.6 million of costs associated with completion of the 2017 strategy related restructuring programmes; a credit of £3.9 million on re-assessment of the liability on put options in relation to the non-controlling interests over Renegade 83 and Sierra Pictures; these gains are partially offset by banking and legal costs of £1.6 million associated with the creation and set-up of Makeready in the current year; Charge of £0.6 million on settlement of contingent consideration in relation to Renegade 83 settled in the year, partially offset by escrow of £0.2 million received in relation to the 2018 acquisition of Last Gang Entertainment; and other costs of £1.0 million in 2018 primarily related to costs associated with aborted corporate projects.

GEOGRAPHICAL INFORMATION

The Group’s operations are located in the US, Canada, the UK, Australia, the Benelux, Germany and Spain. Family & Brands Division operations are located in the UK. Film, Television & Music Division operations are located in the US, Canada, the UK, Australia, the Benelux, Germany and Spain.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

The following table provides an analysis of the Group’s carrying amount of segment non-current assets by the geographical area in which the assets are located for the years ended 31 March 2019 and 2018.

	Non-current assets	Non-current assets
	2019	2018
	£m	£m
US	318.2	284.6
Canada	303.1	290.1
UK	279.8	306.3
Rest of Europe	28.2	28.6
Other	7.4	8.2

Total	936.7	917.8

Non-current assets by location exclude amounts relating to interests in joint ventures and deferred tax assets.

3. REVENUE FROM CONTRACTS WITH CUSTOMERS

The Group’s revenue is predominantly derived from the licensing of intellectual property.

These licences transfer to a customer either a right to use an entity’s intellectual property as it exists at the point in time at which the licence is granted (static licence), or a right to access an entity’s intellectual property as it exists throughout the licence period (dynamic licence). Revenues are accounted for when (static licence) or as (dynamic licence) the performance obligation promised in the contract is satisfied, i.e. when the seller transfers the risks and rewards of the right to use/access the intellectual property and the customer obtains control of the use/access of that licence. Consequently, revenues from static licences are recognised at the point in time when the licence is transferred, and the customer can use and benefit from the licence. Revenues from dynamic licences are accounted for over time, over the licence period as from the date the customer can use and benefit from the licence. The specific policies by key streams of revenue are as follows:

Licensing and merchandising

The Group enters into licensing contracts with customers which allows them to produce merchandise and household goods portraying the Group’s intellectual property. These licences are dynamic as the licensees are exposed to the Group’s activities to maintain the intellectual property and benefit is derived over the licence period.

The consideration due from licensees is variable as the contract price is a function of merchandise sales over and above the contracts’ minimum guarantee. The Group records revenue (including minimum guarantee) as sales or usage occurs based on the amount to which the Group can reliably estimate the extent the amounts are recoverable.

Sales of exploitation rights of film and television content (broadcast and digital, theatrical, digital transactional and international sales within production and other).

These sales are intellectual property licences granted by the Group to licensees and which give them certain rights over its audio-visual works. These licences are static licences because they transfer a right to use the audio-visual content as they exist at the point in time at which the licences are granted.

Revenues from the licensing of the exploitation rights are accounted for, from the moment when the customer is able to use them and obtain the remaining benefits. When the consideration paid by the customer is a fixed price, revenues from the sales of exploitation rights are accounted for at the later of the delivery or the opening of the exploitation window. When the consideration paid by the customer is variable in the form of a sales-based royalty to the end customer, royalty revenues are recognised as the subsequent sale occurs or is estimated to have occurred.

The Group includes certain content on free to consumer, video on demand services for which it earns a portion of advertising revenue earned by the service provider. The performance obligation is met when the user accesses the Group’s content on the service providers infrastructure. The transaction price is dependent on arrangements made with the service provider within a specific territory and are unique to each title and revenue is recognised as the content is consumed.

Transactional

Revenues from physical sales (i.e. DVDs and Blu-rays), net of a provision for estimated returns and rebates if any, are accounted for, either upon the point at which goods are despatched or upon the sale to the ultimate customer for consignment sales.

Licence sales to customers via digital download are recognised at the point of transmission.

Production royalties, participation fees and producer fees and other

The Group can be contracted to create video content for a commissioning broadcaster and earns revenue through either a fixed fee or ongoing royalty payments attached to the broadcaster’s revenue. The customer simultaneously receives and consumes the benefits of these services, as such the Group recognises revenue over the period of production. Further royalty revenue is recognised as statements are received or royalty amounts can be reliably estimated and are recoverable.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

Licence fee revenue from trading of film and television content is recognised when notice of delivery is provided to customers and collection of the fee is reasonably assured.

In the following table, revenue is disaggregated by major service lines and primary geographical markets. The table also includes a reconciliation of the disaggregated revenue with the Group’s reportable segments. See Note 2.

DISAGGREGATION OF REVENUE

	Family & Brands		Film, Television & Music		Consolidated
	2019	2018	2019	2018	2019	2018
	£m	£m	£m	£m	£m	£m
Primary geographical markets
US	54.5	40.9	364.7	429.5	419.2	470.4
Canada	5.7	3.1	112.3	143.3	118.0	146.4
UK	19.0	18.9	78.2	78.7	97.2	97.6
China	20.6	13.1	4.0	1.9	24.6	15.0
Rest of Europe	27.7	22.4	138.2	164.3	165.9	186.7
Rest of world	25.3	20.1	91.0	92.8	116.3	112.9

	152.8	118.5	788.4	910.5	941.2	1,029.0

Major revenue streams
Theatrical	—	—	60.9	57.1	60.9	57.1
Transactional[1]	32.2	25.9	125.8	183.3	158.0	209.2
Broadcast and licensing	30.6	12.6	381.0	448.1	411.6	460.7
Licensing and merchandising	89.4	78.8	—	—	89.4	78.8
Production and other[1]	0.6	1.2	220.7	222.0	221.3	223.2

	152.8	118.5	788.4	910.5	941.2	1,029.0

Timing of revenue recognition
Products transferred at a point in time	63.4	39.7	691.1	835.5	754.5	875.2
Products transferred over time	89.4	78.8	97.3	75.0	186.7	153.8

	152.8	118.5	788.4	910.5	941.2	1,029.0

1.	Transactional revenue of the Film, Television & Music Division includes £58.3 million (2018: £49.4 million) relating to Music, Production & other includes £6.0 million (2018: £nil) relating to Music.

CONTRACT BALANCES

	Year ended 31 March 2019	Year ended 31 March 2018
	£m	£m
Receivables (which are included in ‘Trade and other receivables’)	164.2	117.6
Contract assets previously accrued income (included within ‘Trade and other receivables’)	263.9	239.2
Contract liabilities previously deferred income (included within ‘Trade and other payables’)	(93.4)	(68.2)

Set out below is the amount of revenue recognised from:

	Year ended 31 March 2019	Year ended 31 March 2018
	£m	£m
Amount included in contract liabilities at the beginning of the year	68.0	86.4
Performance obligations satisfied in the previous years	6.7	9.2

Performance obligations satisfied in the previous years primarily represents the additional revenue received from the actualisation of prior year estimates and overages received on the Group’s library titles recognised within production and other.

No factors other than normal trading and foreign currency drive the movement in the contract assets and liabilities between 1 April 2017 and 31 March 2018 and between 1 April 2018 and 31 March 2019.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

FORWARD BOOKINGS

The transaction price allocated to the remaining performance obligations (unsatisfied or partially unsatisfied) as at year end are, as follows:

	Within one year	More than one year
	£m	£m
Broadcast and licensing	153.0	9.3
Production and other	10.6	—

	163.6	9.3

The above table does not include revenues from theatrical or transactional, as by their nature these revenues are not committed or measurable in advance of their occurrence. Similarly, revenues from licensing and merchandising are committed at year end, but the timing of the consumption of benefit by customers cannot be reliably measured. Revenues from unscripted productions are also excluded from production and other as the expected duration is less than 12 months.

The Group also has contracted future performance obligations for the licensing of content in relation to agreements for films and television content which has not yet been produced. The transaction price allocated to these performance obligations will only be known once the content has been produced.

4. OPERATING PROFIT

Operating profit for the year is stated after charging:

		Year ended 31 March 2019	Year ended 31 March 2018
	Note	£m	£m
Amortisation of investment in productions	14	240.5	247.4
Amortisation of investment in acquired content rights	17	84.0	113.4
Amortisation of acquired intangibles	13	39.0	39.6
Amortisation of software	13	1.2	1.6
Depreciation of property, plant and equipment	15	2.4	2.0
Impairment of investment in acquired content rights	17	15.6	—
Staff costs	6	116.2	108.2
Inventory costs - costs of inventory written off or expensed	16	60.1	49.8
Net operating foreign exchange losses		0.1	2.7
Operating lease rentals	33	11.3	10.8

The total remuneration during the year of the Group’s auditor was as follows:

	Year ended 31 March 2019	Year ended 31 March 2018
	£m	£m
Audit fees
- Fees payable for the audit of the Group’s annual financial statements	0.6	0.6
- Fees payable for the audit of the Group’s subsidiaries	0.2	0.2
- Fees payable for the review of the Group’s interim financial statements	0.1	0.1
Other services
- Services relating to corporate finance transactions	0.1	0.2
- Other	0.1	0.2

Total	1.1	1.3

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

5. KEY MANAGEMENT COMPENSATION

KEY MANAGEMENT COMPENSATION

The directors consider the key management of the Group in the years ended 31 March 2019 and 2018 are as follows:

•	Darren Throop, Group Chief Executive Officer and executive director in the years ended 31 March 2019 and 2018.

•	Joseph Sparacio, Group Chief Finance Officer and executive director in the years ended 31 March 2019 and 2018.

•

Margaret O’Brien, executive director from 18 May 2017 to 20 November 2017. Margaret O’Brien stepped down as an executive director from 20 November 2017 but continues to be the Group’s Chief Corporate Development and Administrative Officer. The below table includes all payments made to Margaret from 1 April 2017 to 20 November 2017. Payments after 20 November 2017 have not been included in the table as she is not considered to be a key management person from that date.

These persons had authority and responsibility for planning, directing and controlling the activities of the Group, directly or indirectly. The aggregate amounts of key management compensation are set out below:

	Year ended 31 March 2019	Year ended 31 March 2018
	£m	£m
Short-term employee benefits	2.5	2.7
Share-based payment benefits	3.8	5.7

Total	6.3	8.4

Short-term employee benefits comprise salary, taxable benefits, annual bonus and pensions and include employer social security contributions of £nil (2018: £nil).

6. STAFF COSTS

ACCOUNTING POLICY

Payments to defined contribution retirement benefit plans are charged as an expense as they fall due. Any contributions unpaid at the reporting date are included as a liability within the consolidated balance sheet.

ANALYSIS OF RESULTS FOR THE YEAR

The average numbers of employees, including directors, are presented below:

	Year ended 31 March 2019	Year ended 31 March 2018
Average number of employees
Canada	488	630
US	287	271
UK	270	232
Australia	46	46
Rest of world	99	80

Total	1,190	1,259

The table below sets out the Group’s staff costs (including directors’ remuneration):

		Year ended 31 March 2019	Year ended 31 March 2018
	Note	£m	£m
Wages and salaries		91.0	87.9
Share-based payment charge	32	16.2	12.6
Social security costs		6.3	6.0
Pension costs		2.7	1.7

Total staff costs		116.2	108.2

7. FINANCE INCOME AND FINANCE COSTS

ACCOUNTING POLICIES

Interest costs

Borrowing costs, including finance costs, are recognised in the consolidated income statement in the period in which they are incurred. Borrowing costs are accounted for using the effective interest rate method.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

Deferred finance charges

All costs incurred by the Group that are directly attributable to the issue of debt are initially capitalised and deducted from the amount of gross borrowings. Such costs are then amortised through the consolidated income statement over the term of the instrument using the effective interest rate method. Should there be a material change to the terms of the underlying instrument, any remaining unamortised deferred finance charges are immediately written off to the consolidated income statement. Any new costs incurred as a result of the change to the terms of the underlying instrument are capitalised and then amortised over the term of the new instrument, again using the effective interest rate method.

During the year, the Group refinanced its Revolving Credit Facility (“RCF”) with an available limit of US$260 million (equivalent to £199.5 million at 31 March 2019). All directly attributable costs have been capitalised within deferred finance charges and are being amortised through the consolidated income statement over the term of the facility using the effective interest rate method. Deferred finance charges associated with the previous credit facility were written-off.

Premium on senior secured notes

In 2018, the Group issued an additional £70.0 million of senior secured notes at a premium to face value. The premium has been netted off from the amount of deferred finance charges and is then amortised through the consolidated income statement over the term of the instrument using the effective interest rate method.

ANALYSIS OF RESULTS FOR THE YEAR

	Restated Year ended	Year ended
	31 March 2019	31 March 2018
	£m	£m
Finance income
Other finance income	1.8	4.9

Total finance income	1.8	4.9

Finance costs
Interest cost	(33.6)	(26.8)
Amortisation of deferred finance charges and premium on senior secured notes	(1.6)	(1.9)
Other accrued interest charges	(2.0)	—
Write-off of deferred finance charges	(1.4)	—
Losses on fair value of derivative instruments	—	(7.9)
Unwind of discounting on financial instruments	(1.5)	(3.0)
Net foreign exchange losses on financing activities	(1.3)	(1.1)

Total finance costs	(41.4)	(40.7)

Net finance costs	(39.6)	(35.8)

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

8. TAX

ACCOUNTING POLICY

The income tax charge/credit represents the sum of the current income tax payable and deferred tax.

The current income tax payable is based on taxable profit for the year. Taxable profit differs from profit as reported in the consolidated income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s asset or liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is the tax expected to be payable or recoverable in the future arising from temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit. It is accounted for using the balance sheet liability method.

Provisions for open tax issues are based on management’s interpretation of tax law as supported, where appropriate, by the Group’s external advisers, and reflect the single best estimate of likely outcome for each liability.

The level of current and deferred tax recognised in the consolidated financial statements is dependent on subjective judgements as to the interpretation of complex international tax regulations and, in some cases, the outcome of decisions by tax authorities in various jurisdictions around the world, together with the ability of the Group to utilise tax attributes within the limits imposed by relevant tax legislation.

The actual tax on the result for the year is determined according to complex tax laws and regulations. Where the effect of these laws and regulations is unclear, estimates are used in determining the liability for tax to be paid on past profits which are recognised in the consolidated financial statements. The Group considers the estimates, assumptions and judgements to be reasonable but this can involve complex issues which may take several years to resolve. The final determination of prior year tax liabilities could be different from the estimates reflected in the consolidated financial statements.

ANALYSIS OF CHARGE FOR THE YEAR

	Year ended 31 March 2019	Year ended 31 March 2018
	£m	£m
Current tax charge
- in respect of current year	(32.1)	(15.4)
- in respect of the prior years	8.1	2.2

Total current tax charge	(24.0)	(13.2)

Deferred tax credit/(charge)
- in respect of current year	12.0	20.0
- in respect of the prior years	(9.5)	(2.9)

Total deferred tax credit	2.5	17.1

Income tax (charge)/credit	(21.5)	3.9

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

The charge for the year can be reconciled to the profit in the consolidated income statement as follows:

	Restated Year ended 31 March 2019		Year ended 31 March 2018
	£m	%	£m	%
Profit before tax (including joint ventures)	31.1		64.9
Deduct share of results of joint ventures	—		—
Profit before tax (excluding joint ventures)	31.1		64.9
Taxes at applicable domestic rates	(6.1)	(19.6)	(18.1)	(27.9)
Effect of income that is exempt from tax	3.1	10.0	3.8	5.9
Effect of expenses that are not deductible in determining taxable profit	(11.1)	(35.7)	(3.3)	(5.1)
Effect of losses/temporary differences not recognised in deferred tax	(7.8)	(25.1)	(2.8)	(4.3)
Effect of decrease in tax provisions	0.7	2.3	13.5	20.8
Effect of non-controlling interests	1.4	4.5	0.9	1.4
Effect of tax rate changes	(0.3)	(1.0)	7.3	11.2
Effect of changes in accounting standard[1]	—	—	3.3	5.1
Prior year items	(1.4)	(4.5)	(0.7)	(1.1)

Income tax charge and effective tax rate for the year	(21.5)	(69.1)	3.9	6.0

Income tax is calculated at the rates prevailing in respective jurisdictions. The standard tax rates in each jurisdiction are 26.5% in Canada (2018: 26.5%), 26.0% in the US (2018: 30.6% - 32.8%), 19.0% in the UK (2018: 19.0%), 25.0% in the Netherlands (2018: 25.0%), 30.0% in Australia (2018: 30.0%) and 25.0% in Spain (2018: 25.0%).

ANALYSIS OF TAX ON ITEMS TAKEN DIRECTLY TO OTHER COMPREHENSIVE INCOME AND EQUITY

		Year ended 31 March 2019	Year ended 31 March 2018
	Note	£m	£m
Deferred tax (charge)/credit on cash flow hedges		(0.8)	2.7
Deferred tax credit on share options		0.9	0.3

Total credit taken directly to equity	9	0.1	3.0

9. DEFERRED TAX ASSETS AND LIABILITIES

ACCOUNTING POLICY

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill or from the initial recognition of other assets and liabilities in a transaction (other than in a business combination) that affects neither the tax profit nor the accounting profit.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries, except where the Group can control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are measured on an undiscounted basis at the tax rates that are expected to apply in the period when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the balance sheet date. Deferred tax is charged or credited in the consolidated income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities. This applies when they relate to income taxes levied by the same tax authority and the Group intends to settle its current assets and liabilities on a net basis.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

In the UK and the US, the Group is entitled to a tax deduction for amounts treated as compensation on exercise of certain employee share options or vesting of share awards under each jurisdiction’s tax rules. The deferred tax asset arising is calculated by comparing the estimated amount of tax deduction to be obtained in the future (based on the Company’s share price at the balance sheet date) with the cumulative amount of the share-based payment charge recorded in the consolidated income statement. If the amount of estimated future tax deduction exceeds the cumulative amount of the compensation expense at the statutory rate, the excess is recorded directly in equity, against retained earnings.

Deferred tax assets require the directors’ judgement in determining the amounts to be recognised. In particular, judgement is used when assessing the extent to which deferred tax assets should be recognised with consideration to the timing and level of future taxable income.

Utilisation of deferred tax assets is dependent on the future profitability of the Group. In certain jurisdictions, the Group has recognised net deferred tax assets relating to tax losses and other short-term temporary differences carried forward as the Group considers that, on the basis of the most recent forecasts, there will be sufficient taxable profits in the future against which these items will be offset.

ANALYSIS OF AMOUNTS RECOGNISED BY THE GROUP

The following are the major deferred tax assets and liabilities recognised by the Group and movements thereon during the year:

		Other intangible assets	Unused tax losses	Financing items	Other	Total
	Note	£m	£m	£m	£m	£m
At 1 April 2017		(63.9)	38.0	0.8	8.1	(17.0)
Credit/(charge) to income		17.6	(6.1)	(0.4)	6.0	17.1
Credit to equity	8	—	—	2.7	0.3	3.0
Exchange differences		3.3	(3.1)	(0.5)	(0.5)	(0.8)
Effect of change in accounting standard		—	—	—	(1.0)	(1.0)

At 31 March 2018		(43.0)	28.8	2.6	12.9	1.3

Acquisition of subsidiaries	26	(2.0)	(1.2)	3.2	—	—
Credit/(charge) to income		5.3	7.3	0.3	(10.4)	2.5
(Charge)/credit to equity	8	—	—	(0.8)	0.9	0.1
Exchange differences		(1.0)	1.0	0.1	—	0.1
Effect of change in accounting standard		—	—	—	1.0	1.0

At 31 March 2019		(40.7)	35.9	5.4	4.4	5.0

The category “Other” includes temporary differences on share options, accrued liabilities, certain asset valuation provisions, foreign exchange gains, investment in productions and investment in acquired content rights.

The deferred tax balances have been reflected in the consolidated balance sheet as follows:

	31 March 2019	31 March 2018
	£m	£m
Deferred tax assets	37.5	34.3
Deferred tax liabilities	(32.5)	(33.0)

Total	5.0	1.3

At the balance sheet date, the Group has unrecognised unused tax losses of £226.8 million (2018: £156.3 million), the majority of which will expire in the years ending 2028 to 2039.

The Group also has unrecognised deferred tax assets of £3.4 million (2018: £4.8 million) in connection with the put and call options that were granted over the remaining 35% in Renegade 83. During the year the put option in relation to the non-controlling interest of 49% in Sierra Pictures was cancelled as a result of the Group’s acquisition of the remaining 49% upon which there was no longer a non-controlling interest (see Note 26).

At the balance sheet date, the aggregate amount of temporary differences associated with undistributed earnings of subsidiaries for which deferred tax liabilities have not been recognised was £83.6 million (2018: £70.1 million).

It is estimated that deferred tax liabilities of approximately £1.9 million will reverse during the next financial year.

During the year ended 31 March 2018, the corporate income tax rate reduced from 35% to 21% in the US. During the year ended 31 March 2017, the corporate income tax rate in the UK reduced from 18% to 17% effective from 1 April 2020. These rates are reflected in the deferred tax calculations as appropriate.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

10. DIVIDENDS

ACCOUNTING POLICY

Distributions to equity holders are not recognised in the consolidated income statement under IFRS, but are disclosed as a component of the movement in total equity. A liability is recorded for a dividend when the dividend is declared by the Company’s directors.

AMOUNTS RECOGNISED BY THE GROUP

On 20 May 2019 the directors declared a final dividend in respect of the financial year ended 31 March 2019 of 1.5 pence (2018: 1.4 pence) per share which will absorb an estimated £7.4 million of total equity (2018: £6.6 million including withholding tax, 2017: £5.6 million including withholding tax). The dividend was paid to shareholders who were on the register of members on 12 July 2019 (the record date) on the 6 September 2019.

This dividend is expected to qualify as an eligible dividend for Canadian tax purposes.

The dividend will be paid net of withholding tax based on the residency of the individual shareholder.

11. EARNINGS PER SHARE

Basic earnings per share is calculated by dividing earnings for the year attributable to the owners of the Company by the weighted average number of shares in issue during the year, fully vested employee share awards exercisable for no further consideration and excluding own shares held by the Employee Benefit Trust (EBT) which are treated as cancelled.

Diluted earnings per share are calculated after adjusting the weighted average number of shares in issue during the year to assume conversion of all potentially dilutive shares. In April 2019, the Group completed a private placement and acquired 100% of the share capital of Audio Network Limited (including the issue of consideration shares). These transactions led to the issue of 28,900,000 and 2,112,428 additional shares of Entertainment One Ltd., respectively. A further 198,000 shares were issued on exercise of share options and the total number of shares in issue at 1 May 2019 was 495,997,548. Refer to Note 35 for additional details. There have been no other transactions involving common shares or potential common shares between the reporting date and the date of authorisation of these consolidated financial statements.

EARNINGS PER SHARE

	Restated
	Year ended	Year ended
	31 March 2019	31 March 2018
	Pence	Pence
Basic earnings per share	1.3	12.4
Diluted earnings per share	1.3	12.0

The weighted average number of shares used in the earnings per share calculations are set out below:

	Year ended	Year ended
	31 March 2019	31 March 2018
	Million	Million
Weighted average number of shares for basic earnings per share	462.9	436.3
Effect of dilution for basic:
Employee share awards	10.7	10.9
Contingent consideration with option in cash or shares	—	0.4

Weighted average number of shares for diluted earnings per share	473.6	447.6

As noted above, shares held by the EBT, classified as own shares, are excluded from earnings per share. Refer to Note 32 for details on employee share awards.

At 31 March 2018, the Group held an option to settle the contingent consideration payable in relation to the acquisition of Last Gang Entertainment which has been reversed during the year ended 31 March 2019. See Note 20 for details.

12. GOODWILL

ACCOUNTING POLICY

Goodwill arising on a business combination is recognised as an asset and initially measured at cost, being the excess of the aggregate of the consideration transferred and the amount recognised for non-controlling interests over the fair value of net identifiable assets acquired (including other intangible assets) and liabilities assumed. Transaction costs directly attributable to the acquisition form part of the acquisition cost for business combinations prior to 1 January 2010, but from that date such costs are written off to the consolidated income statement and do not form part of goodwill. Following initial recognition, goodwill is measured at cost less any accumulated impairment losses.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

Goodwill is allocated to cash generating units (CGUs) which are tested for impairment annually or more frequently if there are indications that goodwill might be impaired. The CGUs identified are the smallest identifiable group of assets that generate cash flows that are largely independent of the cash flows from other groups of assets. Gains or losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

KEY SOURCE OF ESTIMATION UNCERTAINTY

The Group determines whether goodwill is impaired on at least an annual basis. This requires an estimation of the recoverable amount, which is the higher of the fair value less cost of disposal and value-in-use of the CGUs to which the goodwill is allocated. Estimating a value-in-use amount requires the directors to make an estimate of the expected future cash flows from the CGU and to choose a suitable discount rate to calculate the present value of those cash flows.

ANALYSIS OF AMOUNTS RECOGNSIED BY THE GROUP

	Note	Total £m
Cost and carrying amount
At 1 April 2017		406.9
Acquisition of subsidiaries	26	0.8
Impairment		—
Disposals		—
Exchange differences		(32.5)

At 1 April 2018		375.2

Acquisition of subsidiaries	26	6.0
Impairment		—
Disposals		—
Exchange differences		16.0

At 31 March 2019		397.2

CGU
Family & Brands		57.4
Film, Television & Music		339.8

Total		397.2

Goodwill arising on a business combination is allocated to the CGUs that are expected to benefit from that business combination. As explained below, the Group’s CGUs are Family & Brands and Film, Television & Music.

IMPAIRMENT OF NON-FINANCIAL ASSETS, INCLUDING GOODWILL

The carrying amounts of the Group’s non-financial assets are tested annually for impairment (as required by IFRS, in the case of goodwill) or when circumstances indicate that the carrying amounts may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Group makes an estimate of the asset’s recoverable amount. The recoverable amount is the higher of an asset’s or CGU’s fair value less costs to sell and its value-in-use and is determined for an individual asset, unless the asset does not generate cash flows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is impaired and is written down to its recoverable amount. In assessing value-in-use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU. In determining fair value less costs to sell, an appropriate valuation model is used. These calculations are corroborated by valuation multiples or other available fair value indicators.

Value-in-use calculations are based on the net present value of discounted cash flows. In assessing value-in-use, the estimated future cash flows are derived from the most recent financial budgets and plans and an assumed growth rate. A terminal value is calculated by discounting using an appropriate weighted discount rate. Any impairment losses are recognised in the consolidated income statement as an expense.

Consistent with the combination of the Group’s previous Television and Film Divisions during the period, the Group has reviewed its assessment of CGUs for the purpose of measuring impairment of non-financial assets including goodwill. The directors consider the CGUs of the Group to be Family & Brands and Film, Television & Music. Following the acquisition of remaining 49% of shares in The Mark Gordon Company (MGC) on 2 March 2018, its operations have also been integrated into the newly combined Film, Television & Music Division.

The Group does not consider there to be a lower level than the whole Film, Television & Music Division which can generate largely independent cash flows due to rationalisation of core operating functions and market developments which mean that the distinction between film and television content is disappearing as content distribution is increasingly performed by digital platforms. There has been no change in the assessment for Family & Brands.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

KEY ASSUMPTIONS USED IN VALUE-IN-USE CALCULATIONS

Key assumptions used in the value-in-use calculations for each CGU are set out below:

	31 March 2019
CGU	Pre-tax discount rate %	Terminal growth rate %	Period of specific cash flows
Family & Brands	8.4	2.0	3 years
Film, Television & Music	8.6	2.0	3 years

The calculations of the value-in-use for all CGUs are most sensitive to the operating profit, discount rate and terminal growth rate assumptions.

Operating profits – Operating profits are based on budgeted/planned growth in revenue resulting from new investment in acquired content rights, investment in productions and growth in the relevant markets.

Discount rates – The post-tax discount rate is based on the Group weighted average cost of capital of 7.2% (2018: 7.2%). The discount rate is adjusted where specific country and operational risks are sufficiently significant to have a material impact on the outcome of the impairment test. A pre-tax discount rate is applied to calculate the net present value of the CGUs as shown in the table above.

Terminal growth rate estimates – The terminal growth rates do not exceed the long-term projected growth rates for the relevant market.

Period of specific cash flows – Specific cash flows reflect the period of detailed forecasts prepared as part of the Group’s annual planning cycle. The period of specific cash flows has been aligned with the Group’s annual strategic planning process, which underpins the conclusions made within the viability statement.

The carrying value of goodwill, translated at year end exchange rates, is allocated as follows:

CGU	Year ended 31 March 2019 £m	Year ended 31 March 2018 £m
Family & Brands	57.4	57.4
Film, Television & Music	339.8	—
Television	—	58.6
The Mark Gordon Company	—	69.0
Film	—	190.2

Total	397.2	375.2

SENSITIVITY TO CHANGE IN ASSUMPTIONS

Family & Brands – The Family & Brands calculations show that there is significant headroom when compared to carrying values of non-current assets at 31 March 2019. As part of the impairment review, sensitivity was applied to the main assumptions with no impairment identified (10% reduction in budgeted/planned operating profit, 1.5% increase in pre-tax discount rate and 0% terminal growth rate). A 652.4% (54.8 percentage point) increase in the pre-tax discount rate would reduce the recoverable amount to the carrying amount. Consequently, the directors believe that no reasonable change in the above key assumptions would cause the carrying value of this CGU to exceed its recoverable amount.

Film, Television & Music – The Film, Television & Music calculations show that there is significant headroom when compared to carrying values of non-current assets at 31 March 2019. As part of the impairment review, sensitivity was applied to the main assumptions with no impairment identified (10% reduction in budgeted/planned operating profit, 1.5% increase in pre-tax discount rate and 0% terminal growth rate). A 39.3% (3.3 percentage point) increase in the pre-tax discount rate would reduce the recoverable amount to the carrying amount. Consequently, the directors believe that no reasonable change in the above key assumptions would cause the carrying value of this CGU to exceed its recoverable amount.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

13. OTHER INTANGIBLE ASSETS

Other intangible assets acquired by the Group are stated at cost less accumulated amortisation. Amortisation is charged to administrative expenses in the consolidated income statement on a straight-line basis over the estimated useful life of intangible fixed assets unless such lives are indefinite.

Other intangible assets mainly comprise amounts arising on consolidation of acquired subsidiaries such as exclusive content agreements and libraries, trade names and brands, exclusive distribution agreements, customer relationships and non-compete agreements. Other intangible assets also include amounts relating to costs of software.

Other intangible assets are generally amortised over the following periods:

Exclusive content agreements and libraries…………………………………	3-14 years
Trade names and brands…………………………………………………….	1-15 years
Exclusive distribution agreements…………………………………………..	9 years
Customer relationships……………………………………………………...	9-10 years
Non-compete agreements…………………………………………………...	2-5 years
Software……………………………………………………………………..	3 years

ANALYSIS OF AMOUNTS RECOGNISED BY THE GROUP

		Acquired intangibles
	Note	Exclusive content agreements and libraries £m	Trade names and brands £m	Exclusive distribution agreements £m	Customer relationships £m	Non-compete agreements £m	Software £m	Total £m
Cost
At 1 April 2017		231.0	202.8	29.0	51.0	18.5	14.3	546.6
Additions		—	—	—	—	—	1.5	1.5
Disposals		(0.8)	(6.8)	(14.7)	—	(15.4)	(0.1)	(37.8)
Exchange differences		(19.9)	(2.7)	(2.0)	(4.7)	(1.1)	(1.2)	(31.6)

At 31 March 2018		210.3	193.3	12.3	46.3	2.0	14.5	478.7

Acquisition of subsidiaries	26	0.7	—	—	0.3	—	—	1.0
Additions		—	—	—	—	—	2.7	2.7
Disposals		(0.3)	(3.5)	(9.6)	(20.0)	—	(8.7)	(42.1)
Exchange differences		11.4	1.0	0.4	1.7	0.1	0.5	15.1

At 31 March 2019		222.1	190.8	3.1	28.3	2.1	9.0	455.4

Amortisation
At 1 April 2017		(96.2)	(50.1)	(28.6)	(38.7)	(18.5)	(11.6)	(243.7)
Amortisation charge for the year	4	(23.4)	(11.9)	(0.3)	(4.0)	—	(1.6)	(41.2)
Disposals		0.8	6.8	14.7	—	15.4	0.1	37.8
Exchange differences		7.3	2.0	2.1	3.8	1.1	1.0	17.3

At 31 March 2018		(111.5)	(53.2)	(12.1)	(38.9)	(2.0)	(12.1)	(229.8)

Amortisation charge for the year	4	(23.3)	(12.0)	(0.2)	(3.5)	—	(1.2)	(40.2)
Disposals		0.3	3.5	9.6	19.9	—	8.7	42.0
Exchange differences		(4.5)	(0.7)	(0.4)	(1.4)	(0.1)	(0.4)	(7.5)

At 31 March 2019		(139.0)	(62.4)	(3.1)	(23.9)	(2.1)	(5.0)	(235.5)

Carrying amount
At 31 March 2018		98.8	140.1	0.2	7.4	—	2.4	248.9

At 31 March 2019		83.1	128.4	—	4.4	—	4.0	219.9

The amortisation charge for the year ended 31 March 2019 comprises £39.0 million (2018: £39.6 million) in respect of acquired intangibles.

The Group acquired a 70.1% stake in Whizz Kid Entertainment Limited (Whizz Kid), a UK based unscripted television production company, on 9 April 2018. £0.7 million was recognised relating to the value placed on the television shows and back end royalties following the end of a series production, which has been included within exclusive content agreements and libraries.

The Group acquired 100% of Magnolia Record Club LLC on 26 July 2018 for a consideration of £0.3 million. Acquired intangibles of £0.3 million were identified on the acquisition relating to existing customer lists and brand names. Refer to Note 26 for further details.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

The additions to software of £2.7 million relates to an ongoing finance system project. These assets are still in development and amortisation will commence once the project has been completed.

Disposals in the current and prior year represent intangible assets that have been derecognised as no future economic benefits are expected from their use or disposal. These assets were fully amortised at 31 March 2019.

14. INVESTMENT IN PRODUCTIONS

ACCOUNTING POLICY

Investment in productions that are in development and for which the realisation of expenditure can be reasonably determined are capitalised as productions in progress within investment in productions. On delivery of a production, the cost of investment is reclassified as productions delivered. Also included within investment in productions are television and films programmes acquired on the acquisition of subsidiaries.

Production financing interest directly attributable to the acquisition or production of a qualifying asset (such as investment in productions) forms part of the cost of that asset and is capitalised.

Amortisation of investment in productions, net of government grants, is charged to cost of sales using a model that reflects the consumption of the asset as it is released through different exploitation windows (e.g. theatrical release, home entertainment, and broadcast licences) and the expected revenue earned in each of those stages of release over a period not exceeding 10 years from the date of its initial release, unless it arises from revaluation on the acquisition of subsidiaries in which case it is charged to administrative expenses. Amounts capitalised are reviewed at least quarterly and any portion of the unamortised amount that appears not to be recoverable from future net revenues is written off to cost of sales during the period the loss becomes evident.

A government grant is recognised and credited as part of investment in productions when it is probable that any conditions attached to the grant will be satisfied and the grants will be received and the programme has been delivered. Government grants are recognised at fair value.

KEY SOURCE OF ESTIMATION UNCERTAINTY

The Group is required to exercise judgement in estimating future revenue forecasts for its underlying productions. These forecasts are based on the revenue generated from other similar productions, actual performance to-date of the production and the expectation of future revenue generated over the remaining useful life. The future revenue forecasts are reviewed at least quarterly and any changes to forecasts are treated prospectively as of the beginning of the financial year during which the forecasts are revised. Sensitivities are considered as part of the respective production level forecasts.

Due to the varied nature of the productions, a sensitivity analysis on the overall balance of investment in productions is not considered to be meaningful.

AMOUNTS RECOGNISED BY THE GROUP

	Note	Year ended 31 March 2019 £m	Year ended 31 March 2018 £m
Cost
Balance at 1 April		1,033.1	850.2
Additions		285.0	278.0
Disposals		—	(0.5)
Exchange differences		57.8	(94.6)

Balance at 31 March		1,375.9	1,033.1

Amortisation
Balance at 1 April		(827.0)	(650.1)
Amortisation charge for the year	4	(240.5)	(247.4)
Exchange differences		(48.6)	70.5

Balance at 31 March		(1,116.1)	(827.0)

Carrying amount		259.8	206.1

Borrowing costs of £8.2 million (2018: £6.9 million) related to television, film and family production financing have been included in the additions during the year.

Included within the carrying amount as at 31 March 2019 is £89.7 million (2018: £71.5 million) of productions in progress.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

15. PROPERTY, PLANT AND EQUIPMENT

ACCOUNTING POLICY

Property, plant and equipment are stated at original cost less accumulated depreciation. Depreciation is charged to write-off cost less estimated residual value of each asset over their estimated useful lives using the following methods and rates:

Leasehold improvements…………………………………………	Over the term of the lease
Fixtures, fittings and equipment………………………………….	3-10 years

The carrying amounts of property, plant and equipment are reviewed for impairment when events or changes in circumstances indicate that the carrying amounts may not be recoverable. The Group reviews residual values and useful lives on an annual basis and any adjustments are made prospectively.

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on derecognition of the asset (determined as the difference between the sales proceeds and the carrying amount of the asset) is recorded in the consolidated income statement in the period of derecognition.

ANALYSIS OF AMOUNTS RECOGNISED BY THE GROUP

	Note	Leasehold improvements £m	Fixtures, fittings and equipment £m	Total £m
Cost
At 1 April 2017		12.2	9.8	22.0
Additions		0.3	1.4	1.7
Disposals		(0.2)	(0.6)	(0.8)
Exchange differences		(1.0)	(0.8)	(1.8)

At 31 March 2018		11.3	9.8	21.1

Additions		2.4	2.0	4.4
Disposals		(0.2)	(3.6)	(3.8)
Exchange differences		0.4	0.4	0.8

At 31 March 2019		13.9	8.6	22.5

Depreciation
At 1 April 2017		(3.2)	(6.9)	(10.1)
Depreciation charge for the year	4	(1.1)	(0.9)	(2.0)
Disposals		0.2	0.6	0.8
Exchange differences		0.3	0.5	0.8

At 31 March 2018		(3.8)	(6.7)	(10.5)

Depreciation charge for the year	4	(1.1)	(1.3)	(2.4)
Disposals		0.2	3.5	3.7
Exchange differences		(0.2)	(0.2)	(0.4)

At 31 March 2019		(4.9)	(4.7)	(9.6)

Carrying Amount
At 31 March 2018		7.5	3.1	10.6

At 31 March 2019		9.0	3.9	12.9

16. INVENTORIES

ACCOUNTING POLICY

Inventories are stated at the lower of cost, including direct expenditure and other appropriate attributable costs incurred in bringing inventories to their present location and condition, and net realisable value. The cost of inventories is calculated using the weighted average method. Net realisable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.

AMOUNTS RECOGNISED BY THE GROUP

	31 March 2019 £m	31 March 2018 £m
Finished good
At cost	7.5	34.6
At net realisable value	4.2	5.0

Total	11.7	39.6

During the period the Group recorded a £26.1 million write down of inventory associated with the home entertainment business.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

17. INVESTMENT IN ACQUIRED CONTENT RIGHTS

ACCOUNTING POLICY

In the ordinary course of business the Group contracts with television and film programme producers to acquire content rights for exploitation. Some of these agreements require the Group to pay minimum guaranteed advances (MGs). MGs are recognised in the consolidated balance sheet when a liability arises, usually on delivery of the television or film programme to the Group.

Investments in acquired content rights are recorded in the consolidated balance sheet if such amounts are considered recoverable against future revenues. These amounts are amortised to cost of sales using a model that reflects the consumption of the asset as it is released through different exploitation windows (e.g. broadcast licences, theatrical release and home entertainment) and the expected revenue earned in each of those stages of release over a period not exceeding 10 years from the date of its initial release, unless it arises from revaluation on acquisition of subsidiaries in which case it is charged to administrative expenses. Acquired libraries are amortised over a period not exceeding 20 years. Amounts capitalised are reviewed at least quarterly and any portion of the unamortised amount that appears not to be recoverable from future net revenues is written off to cost of sales during the period the loss becomes evident.

Balances are included within current assets as they are expected to be realised within the normal operating cycle of the Family & Brands and Film, Television & Music businesses. The normal operating cycle of these businesses can be greater than 12 months. In general 65%-75% of television and film programme content is amortised within 12 months of theatrical release/delivery.

KEY SOURCE OF ESTIMATION UNCERTAINTY

The Group is required to exercise judgement in estimating future revenue forecasts for its underlying programmes. These forecasts are based on the revenue generated from other similar programmes, actual performance to-date of the programmes and the expectation of future revenue generated over the remaining useful life. The future revenue forecasts are reviewed at least quarterly and any changes to forecasts are treated prospectively as of the beginning of the financial year during which the forecasts are revised. Sensitivities are considered as part of the respective programme level forecasts.

Due to the varied nature of the productions, a sensitivity analysis on the overall balance of investment in acquired content rights is not considered to be meaningful.

AMOUNTS RECOGNISED BY THE GROUP

	Note	Year ended 31 March 2019 £m	Year ended 31 March 2018 £m
Balance at 1 April		248.0	265.4
Additions		99.5	107.0
Amortisation charge for the year	4	(84.0)	(113.4)
Impairment charge for the year	4	(15.6)	—
Exchange differences		6.1	(11.0)

Balance at 31 March		254.0	248.0

There was an impairment charge recognised during the year ended 31 March 2019 of £15.6 million (2018: £nil) in relation to our home entertainment business.

18. TRADE AND OTHER RECEIVABLES

ACCOUNTING POLICY

Trade receivables are generally not interest-bearing and are stated initially at their fair value as reduced by appropriate allowances for estimated irrecoverable amounts. Due to the short-term nature of the current receivables, their carrying amount is considered to be the same as their fair value.

Amounts are recognised as non-current when the balance is recoverable in a period of greater than 12 months from the reporting date.

Contract assets represent amounts for which the Group has a right to consideration in respect of unbilled amounts from contracts with customers where the performance obligations have been satisfied at the balance sheet date.

The Group measures the provision at an amount equal to lifetime expected credit losses, estimated by reference to past experiences and relevant forward looking factors.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

ANALYSIS OF AMOUNTS RECOGNISED BY THE GROUP

	Note	31 March 2019 £m	31 March 2018 £m
Non-current
Financial Assets
Trade receivables	3, 27	13.4	7.9
Contract assets	3, 27	31.4	67.2
Other receivables	27	1.1	1.1
Less: Provision for doubtful debts	27	(0.2)	—

Net receivables	27	45.7	76.2
Prepayments		1.2	0.8

Total		46.9	77.0

Current
Financial Assets
Trade receivables	3, 27	156.4	112.7
Contract assets	3, 27	232.5	172.0
Amounts owed from joint ventures		0.1	0.2
Other receivables	27	91.9	47.6
Less: Provision for doubtful debts	27	(5.4)	(3.0)

Net receivables	27	475.5	329.5
Prepayments		28.3	32.8
Tax credits receivable		44.6	77.1

Total		548.4	439.4

The loss allowance as at 31 March 2019 and 1 April 2018 (on adoption of IFRS 9) was determined as follows:

31 March 2019

	Current £m	Less than 60 days £m	Between 60 and 90 days £m	More than 90 days £m	Total £m
Gross carrying amount –
Trade receivables	82.6	43.7	5.8	37.7	169.8
Contract assets	263.9	—	—	—	263.9
Amounts owed from joint ventures	0.1	—	—	—	0.1
Other receivables	87.5	0.7	0.3	4.5	93.0

Loss allowance	(1.8)	(0.4)	(0.1)	(3.3)	(5.6)

1 April 2018

	Current £m	Less than 60 days £m	Between 60 and 90 days £m	More than 90 days £m	Total £m
Gross carrying amount –
Trade receivables	96.5	8.0	5.7	10.4	120.6
Contract assets	239.2	—	—	—	239.2
Amounts owed from joint ventures	0.2	—	—	—	0.2
Other receivables	46.7	—	—	2.0	48.7

Loss allowance	(2.5)	(0.2)	(0.3)	(2.2)	(5.2)

The closing loss allowances for trade receivables and contract assets as at year end reconcile to the opening loss allowances as follows:

	Year ended 31 March 2019 £m	Year ended 31 March 2018 £m
Balance at 1 April	(3.0)	(2.3)
Adjustment on transition to IFRS 9	(2.2)	—

Opening loss allowance calculated under IFRS 9	(5.2)	(2.3)
Provision recognised in the year	(1.9)	(1.7)
Provision reversed in the year	0.2	0.2
Utilisation of provision	1.4	0.6
Exchange differences	(0.1)	0.2

Balance at 31 March	(5.6)	(3.0)

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

There was an impairment charge recognised during the year ended 31 March 2019 of £14.4 million (2018: £nil) in relation to our home entertainment business.

Management has credit policies in place and the exposure to credit risk is monitored by individual operating businesses on an ongoing basis. Refer to Note 27 for further details on the Group’s exposure to credit risk.

Trade and other receivables are held in the following currencies at year end. Amounts held in currencies other than pounds sterling have been converted at their respective exchange rates ruling at the balance sheet date.

	Pounds sterling £m	euros £m	Canadian dollars £m	US dollars £m	Other £m	Total £m
Current	55.4	61.2	79.2	329.9	22.7	548.4
Non-current	5.4	1.5	3.6	33.6	2.8	46.9

At 31 March 2019	60.8	62.7	82.8	363.5	25.5	595.3

Current	51.2	29.4	126.7	216.3	15.8	439.4
Non-current	4.6	4.3	7.8	60.3	—	77.0

At 31 March 2018	55.8	33.7	134.5	276.6	15.8	516.4

19. CASH AND CASH EQUIVALENTS

ACCOUNTING POLICY

Cash and cash equivalents in the consolidated balance sheet comprise cash at bank and in hand. Bank overdrafts are shown within borrowings in current liabilities on the consolidated balance sheet.

ANALYSIS OF AMOUNTS RECOGNISED BY THE GROUP

Production financing facilities are secured by the assets and future revenue of the individual production subsidiaries and are non-recourse to other Group companies or assets. Until the loans are repaid, cash held only for production financing relates to cash at bank and in hand held by production subsidiaries and can only be used for investment in the specified productions and repayment of the specific production financing facility.

Cash and cash equivalents are held in the following currencies at 31 March 2019 and 2018. Amounts held in currencies other than pounds sterling have been converted at their respective exchange rates ruling at the balance sheet date. The directors consider the carrying amount of cash and cash equivalents is the same as their fair value.

		31 March 2019 £m	31 March 2018 £m
Cash:
Pounds sterling		7.6	4.7
euros		5.1	3.4
Canadian dollars		14.0	14.4
US dollars		78.8	94.5
Australian dollars		1.7	2.0
Other		0.2	0.2

Cash and cash equivalents per the consolidated balance sheet	27	107.4	119.2

Held repayable only for production financing		55.8	58.1
Other		51.6	61.1

Cash and cash equivalents		107.4	119.2

The Group had no cash equivalents at either 31 March 2019 or 2018.

20. TRADE AND OTHER PAYABLES

ACCOUNTING POLICY

Trade payables are generally not interest-bearing and are stated at amortised cost.

Contract liabilities represent the obligation to transfer goods or services to a customer for which consideration has been received, or consideration is due from the customer.

The potential cash payments related to put options issued by the Group over the non-controlling interest of subsidiary companies are accounted for as financial liabilities. The amount that may become payable under the option on exercise is initially recognised on acquisition at present value with a corresponding charge directly to equity. Such options are subsequently measured at amortised cost, using the effective interest rate method, to accrete the liability up to the amount payable under the option at the date at which it first becomes exercisable; the charge arising is recorded as a financing cost. If the option expires unexercised, the liability is derecognised with a corresponding adjustment to equity.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

Amounts are recognised as non-current when the Group has an unconditional right to defer settlement of the balance in a period of greater than 12 months from the reporting date.

ANALYSIS OF AMOUNTS RECOGNISED BY THE GROUP

Current	Note	31 March 2019 £m	31 March 2018 £m
Trade payables	27	74.9	49.7
Accruals		345.1	369.5
Contract liabilities	3	92.9	67.8
Payable to joint ventures		0.2	0.2
Contingent consideration payable	27	5.3	2.5
Other payables	27	10.9	11.7

Total		529.3	501.4

Non-current
Accruals		0.5	0.5
Contract liabilities	3	0.5	0.4
Put liabilities on partly owned subsidiaries	27	14.6	27.1

Total		15.6	28.0

Trade and other payables principally comprise amounts outstanding for trade purchases and ongoing costs. For most suppliers no interest is charged, but for overdue balances interest may be charged at various interest rates.

The movements in contingent consideration payable during the year ended were as follows:

	Sierra Affinity £m	Dualtone £m	Last Gang £m	MGC £m	Total £m
At 1 April 2018	0.1	0.2	1.1	1.1	2.5

Additions during the year	—	—	—	4.1	4.1
Utilised during the year	—	(0.3)	—	—	(0.3)
Reversed during the year	(0.1)	—	(1.1)	—	(1.2)
Exchange differences	—	0.1	—	0.1	0.2

At 31 March 2019	—	—	—	5.3	5.3

Expected payment period	N/A	N/A	N/A	2019/20
Total maximum consideration £m	N/A	N/A	N/A	28.4
Shown in the consolidated balance sheet as:
Current	—	—	—	5.3
Non-current	—	—	—	—

The maximum contractual consideration payable is calculated undiscounted and using the foreign exchange rates prevailing as at year end.

Trade and other payables are held in the following currencies. Amounts held in currencies other than pounds sterling have been converted at their respective exchange rates ruling at the balance sheet date.

	Pounds sterling £m	euros £m	Canadian dollars £m	US dollars £m	Other £m	Total £m
Current	104.8	29.8	71.7	315.2	7.8	529.3
Non-current	1.0	—	0.3	14.3	—	15.6

At 31 March 2019	105.8	29.8	72.0	329.5	7.8	544.9

Current	100.5	26.5	92.2	275.2	7.0	501.4
Non-current	—	—	—	27.9	0.1	28.0

At 31 March 2018	100.5	26.5	92.2	303.1	7.1	529.4

The directors consider that the carrying amount of trade and other payables approximates to their fair value.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

21. PROVISIONS

ACCOUNTING POLICY

Provisions are recognised when the Group has a present obligation, legal or constructive, as a result of a past event, where the obligation can be estimated reliably, and where it is probable that an outflow of economic benefits will be required to settle that obligation. Provisions are measured at the directors’ best estimate of the expenditure required to settle the obligation at the balance sheet date, and are discounted to present value where the effect is material. Where discounting is used, the increase in the provision due to unwinding the discount is recognised as a finance expense.

AMOUNTS RECOGNISED BY THE GROUP

	Onerous contracts £m	Restructuring and redundancy £m	Other £m	Total £m
At 1 April 2017	1.6	30.4	0.1	32.1
Provisions recognised in the year	0.2	7.0	—	7.2
Provisions reversed in the year	—	(0.3)	—	(0.3)
Utilisation of provisions	(1.0)	(30.1)	—	(31.1)
Exchange differences	(0.2)	(1.4)	—	(1.6)

At 31 March 2018	0.6	5.6	0.1	6.3

Acquisitions of subsidiaries	—	—	0.1	0.1
Provisions recognised in the year	—	6.1	0.6	6.7
Utilisation of provisions	(0.5)	(8.2)	(0.1)	(8.8)
Exchange differences	0.1	0.3	(0.1)	0.3

At 31 March 2019	0.2	3.8	0.6	4.6

Shown in the consolidated balance sheet as:
Non-current	—	0.4	—	0.4
Current	0.2	3.4	0.6	4.2

Onerous contracts

Onerous contracts represent provisions in respect of onerous leasehold property leases which comprise onerous commitments on leasehold properties that were expected to be utilised over the remaining contract period. These provisions are expected to be utilised within one year (2018: two years) from the balance sheet date.

Restructuring and redundancy

Restructuring and redundancy provisions represent future cash flows related to the cost of redundancy plans, outplacement, supplementary unemployment benefits and senior staff benefits. Such provisions are only recognised when restructuring or redundancy programmes are formally adopted and announced publicly and the general recognition criteria of IAS 37 Provisions, Contingent Liabilities and Contingent Assets are met. These provisions are expected to be utilised within two years (2018: two years) from the balance sheet date.

Other

Other primarily includes provisions for inventory destruction arising from the impairments recorded in relation to our home entertainment business. These provisions are expected to be utilised within one year.

22. INTEREST-BEARING LOANS AND BORROWINGS

ACCOUNTING POLICY

All interest-bearing loans and borrowings are initially recognised at the fair value of the consideration received less directly attributable transaction costs, with subsequent measurement at amortised cost using the effective interest rate method. Under the amortised cost method, the difference between the amount initially recognised and the redemption value is recorded in the income statement over the period of the borrowing on an effective interest rate basis.

The combination of the Group’s non-amortising, fixed-rate debt financing and revolving credit facility provides the Group with a long-term capital structure appropriate for its strategic ambitions. In addition, the financing structure permits flexibility when undertaking acquisitions and other corporate activity, and allows the Group to react swiftly to commercial opportunities.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

AMOUNTS RECOGNISED BY THE GROUP

	31 March 2019 £m	31 March 2018 £m
Bank borrowings	42.7	23.8
Senior secured notes	355.0	355.0
Bank overdrafts	0.3	—
Deferred finance charges net of premium on senior secured notes	(5.9)	(5.7)
Other	1.0	2.5

Interest bearing loans and borrowings	393.1	375.6

Cash and cash equivalents (other than those held by production subsidiaries)	(51.6)	(61.1)

Net Debt	341.5	314.5

Shown in the consolidated balance sheet as:
Non-current	392.2	375.2
Current	0.9	0.4

Fair value considerations for the senior secured notes are disclosed in Note 25. The weighted average interest rates on all bank borrowings are not materially different from their nominal interest rates. The weighted average interest rate on all interest-bearing loans and borrowings is 6.5% (2018: 6.5%).

BANK BORROWINGS

During the year the Group refinanced its super senior revolving credit facility (“RCF”). The new facility matures in December 2023. Any amounts still outstanding at such date must be repaid in full provided that some or all of the lenders under the RCF may elect to extend their commitments subject to terms and conditions to be agreed among the relevant parties.

The RCF is subject to a number of financial covenants including interest cover charge, and net debt against underlying EBITDA.

At 31 March 2019, the Group had available £156.8 million of undrawn committed bank borrowings under the RCF (2018: £134.4 million), consisting of funds available in Canadian dollars, euros, pounds sterling and US dollars. The directors consider that the carrying amount of the drawn bank borrowings at 31 March 2019 approximates its fair value.

The RCF is secured against the assets of various Group subsidiaries which make up the ‘Restricted group’.

Subsequent to the financial year end the Group entered into a term loan maturing on 31 December 2020 to support the acquisition of Audio Network Limited. The term loan is subject to the same covenants as the Group’s RCF. Refer to Note 35.

SENIOR SECURED NOTES

The Group has issued £355.0 million senior secured notes (Notes) bearing interest at a rate of 6.875% per annum which mature in December 2022.

The Notes are subject to a number of financial covenants including interest cover charge and gross debt against underlying EBITDA.

The fair value of the Notes as at 31 March 2019 is £366.3 million (2018: £377.6 million).

The Notes are secured against the assets of various Group subsidiaries which make up the ‘Restricted group’ and rank pari passu with the revolving credit facility.

DEFERRED FINANCE CHARGES

The Group capitalised fees of £2.3 million during the year associated with the refinancing of the RCF. The fees were capitalised to the consolidated balance sheet and are amortised using the effective interest rate method. The remaining value of deferred finance changes from the previous RCF of £1.4 million have been written-off and a charge has been recorded as a financing cost.

PREMIUM ON SENIOR SECURED NOTES

During the prior year ended 31 March 2018 the Group issued £70.0 million of Notes for a premium of £4.0 million. The premium has been netted off from deferred finance charges in the table above and will be amortised using the effective interest rate method.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

FOREIGN CURRENCIES

The carrying amounts of the Group’s gross borrowings at year end are denominated in the following currencies. Amounts held in currencies other than pounds sterling are converted at their respective exchange rates ruling at the balance sheet date.

	Pounds sterling	Canadian dollars	US dollars	euros	Total
	£m	£m	£m	£m	£m
Bank borrowings	—	6.5	24.1	12.1	42.7
Senior secured notes	355.0	—	—	—	355.0
Other	0.3	0.5	0.5	—	1.3

At 31 March 2019	355.3	7.0	24.6	12.1	399.0

Bank borrowings	—	7.6	16.2	—	23.8
Senior secured notes	355.0	—	—	—	355.0
Other	—	0.4	2.1	—	2.5

At 31 March 2018	355.0	8.0	18.3	—	381.3

The following are the movements in the Group’s financing liabilities during the year.

	Bank borrowings	Senior secured notes	Other loans including overdrafts	Total
	£m	£m	£m	£m
At 1 April 2017	—	285.0	0.5	285.5
Drawdowns	302.6	70.0	2.1	374.7
Repayments	(269.7)	—	—	(269.7)
Exchange differences	(9.1)	—	(0.1)	(9.2)

At 31 March 2018	23.8	355.0	2.5	381.3

Drawdowns	372.0	—	0.8	372.8
Repayments	(355.1)	—	(2.1)	(357.2)
Exchange differences	2.0	—	0.1	2.1

At 31 March 2019	42.7	355.0	1.3	399.0

23. PRODUCTION FINANCING

ACCOUNTING POLICY

Production financing relates to short-term financing for the Group’s productions. Interest on production finance which is directly attributable to the acquisition or production of a qualifying asset forms part of the cost of that asset and is capitalised.

AMOUNTS RECOGNISED BY THE GROUP

Production financing is used to fund the Group’s productions. The financing is arranged on an individual production basis by special purpose production subsidiaries which are excluded from the security of the Group’s corporate facility.

Production financing facilities are secured by the assets and future revenue of the individual production subsidiaries and are non-recourse to other Group companies or assets.

It is short-term financing, typically having a maturity of less than two years, whilst the title is in production and is repaid once delivered and the government subsidies, tax credits, broadcaster pre-sales and international sales have been received.

The Company considers this type of financing to be short-term in nature and it is excluded from net debt. The Company therefore shows the cash flows associated with these activities separately. In connection with the production of a television or film programme, the Group typically records initial cash outflows due to its investment in the production and concurrently records initial positive cash inflows from the production financing it normally obtains.

	Note	31 March 2019 £m	31 March 2018 £m
Production financing held by production subsidiaries		192.4	171.9
Other loans		3.5	4.9
Production financing		195.9	176.8
Cash and cash equivalents (held by production subsidiaries)	19	(55.8)	(58.1)
Production financing (net of cash)		140.1	118.7
Production financing shown in the consolidated balance sheet as:
Non-current		110.2	86.7
Current		85.7	90.1

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

Fair value considerations are disclosed in Note 25. Interest is charged at bank prime rate plus a margin. The weighted average interest rate on all production financing is 5.0% (2018: 3.9%).

The Group has Canadian dollar and US dollar production credit facilities with various banks. Amounts held in currencies other than pounds sterling have been converted at their respective exchange rates ruling at the balance sheet date. The carrying amounts are denominated in the following currencies:

	Pounds sterling	Canadian dollars	US dollars	Total
	£m	£m	£m	£m
At 31 March 2019	—	85.6	110.3	195.9

At 31 March 2018	10.2	64.6	102.0	176.8

The following are the movements in the Group’s production financing and other loans during the year.

	Production financing	Other loans	Total
	£m	£m	£m
At 1 April 2017	190.8	5.2	196.0
Drawdowns	234.4	0.3	234.7
Repayments	(233.9)	—	(233.9)
Exchange differences	(19.4)	(0.6)	(20.0)

At 31 March 2018	171.9	4.9	176.8

Drawdowns	224.5	0.8	225.3
Repayments	(211.8)	(2.5)	(214.3)
Exchange differences	7.8	0.3	8.1

At 31 March 2019	192.4	3.5	195.9

24. DERIVATIVE FINANCIAL INSTRUMENTS & HEDGING

ACCOUNTING POLICY

The Group may use derivative financial instruments to reduce its exposure to foreign exchange and interest rate movements. The Group does not hold or issue derivative financial instruments for financial trading purposes.

Derivative financial assets and liabilities are recognised when the Group becomes a party to the contractual provisions of the instrument.

Derivative financial instruments are classified as fair value through profit and loss and recognised in the consolidated balance sheet at fair value. Derivatives designated as hedging instruments are classified within their intended hedging relationship as either a cash flow hedge, net investment hedge or fair value hedge. Changes in the fair value of derivatives designated as cash flow hedges are recognised in other comprehensive income to the extent that they are deemed effective. Ineffective portions are immediately recognised in the consolidated income statement. When the hedged item affects profit or loss, then the amounts deferred in equity are recycled to the consolidated income statement when the highly probable forecast transaction has occurred. Where the hedged item results in an asset, the fair value change in the hedge instrument is included in the cost of the asset.

Hedge instruments designated within a fair value hedge record the change in the fair value in the consolidated income statement, along with the changes in the fair value of the hedged asset or liability. Changes in the fair value of any derivative instruments that do not qualify for hedge accounting are immediately recognised in the consolidated income statement.

ANALYSIS OF AMOUNTS RECOGNISED BY THE GROUP

	Note	31 March 2019 £m	31 March 2018 £m
Derivative financial assets	25	0.9	1.1
Derivative financial liabilities	25	(3.5)	(2.7)

		(2.6)	(1.6)

HEDGING ACTIVITIES AND DERIVATIVES

The Group is exposed to certain risks relating to its ongoing business operations. The primary risk managed using derivative instruments is foreign currency risk.

The Group’s risk management strategy and how it is applied is explained in Note 27.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

Cash flow hedges

Foreign exchange forward contracts are designated as hedging instruments in cash flow hedges of forecast purchases in the Group’s operating currencies. Most of these contracts are denominated in the subsidiaries’ functional currency and primarily cover minimum guaranteed advances (MG) payments in the US, Canada, the UK, Australia, the Benelux, Germany and Spain. These forecast transactions are highly probable, and they comprise payments of minimum guarantees. The foreign exchange forward contract balances vary with the level of expected foreign currency purchases and changes in foreign exchange forward rates.

The hedge ineffectiveness can arise from:

•	Differences in the timing of the cash flows of the hedged items and the hedging instruments

•	Different indexes (and accordingly different curves) linked to the hedged risk of the hedged items and hedging instruments

•	The counterparties’ credit risk differently impacting the fair value movements of the hedging instruments and hedged items

•	Changes to the forecasted amount of cash flows of hedged items and hedging instruments

There is an economic relationship between the hedged items and the hedging instruments as the terms of the foreign exchange forward contracts match the terms of the expected highly probable forecast transactions (i.e. notional amount and expected payment date). The Group has established a hedge ratio of 1:1 for the hedging relationships as the underlying risk of the foreign exchange forward contracts are identical to the hedged risk components. To test the hedge effectiveness, the Group uses the critical terms comparison method and compares the changes in the fair value of the hedging instruments against the changes in fair value of the hedged items attributable to the hedged risks.

The impact of the hedging instruments on the statement of financial position is, as follows:

	Weighted average hedged rate	Change in value of the hedging instruments since inception[1] £m	Change in value of the hedge items since inception[1] £m	Notional amount CCY m
As at 31 March 2019
Buy/(Sell) foreign exchange contracts:
CAD:AUD	1.05	—	—	(0.1)
CAD:HUF	210.33	—	—	6.2
GBP:CAD	1.76	—	—	3.4
GBP:USD	1.26	(0.3)	(0.3)	17.7
EUR:CAD	1.51	—	—	0.5
EUR:USD	1.16	0.2	0.2	9.5
USD:AUD	1.40	—	—	(0.8)
USD:CAD	1.32	0.3	0.4	(1.4)
As at 31 March 2018
Buy/(Sell) foreign exchange contracts:
CAD:HUF	196.04	—	—	0.2
GBP:CAD	1.82	(0.2)	(0.2)	4.0
GBP:EUR	1.14	—	—	14.0
GBP:USD	1.37	(1.0)	(1.0)	52.9
EUR:CAD	1.62	—	—	(0.8)
EUR:USD	1.24	(0.1)	(0.1)	1.9
USD:AUD	1.30	—	—	(3.6)
USD:CAD	1.29	0.2	0.2	(13.9)
USD:ZAR	12.50	(0.1)	(0.1)	(0.4)

1.	The above table is rounded to the nearest £0.1 million, therefore where the aggregate of the fair value of the open derivative assets or liabilities is below £50,000 it has been present as £nil.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

Other derivatives

The following table provides the fair values of derivatives, at 31 March 2019, where the Group’s operating units have monetary assets and liabilities denominated in currencies other than their respective functional currency. To remove the profit and loss volatility from this mismatch the Group has a programme of entering into currency derivatives to limit the revaluation exposure in the profit and loss.

	31 March 2019			31 March 2018
	Notional CCY m	Fair value[1] £m	Average FX rate	Nominal CCY m	Fair value[1] £m	Average FX rate
Buy/(Sell) foreign exchange contracts:
CAD:AUD	—	—	—	(23.1)	—	1.01
GBP:AUD	9.0	(0.2)	1.87	(10.6)	(0.1)	1.84
GBP:CAD	53.5	(1.1)	1.78	(27.0)	(0.2)	1.82
GBP:CNY	4.2	(0.1)	8.93	(0.6)	—	8.91
GBP:EUR	(37.1)	(0.4)	1.18	(18.4)	(0.1)	1.08
GBP:USD	54.6	(1.0)	1.33	(27.4)	(0.1)	1.28
EUR:CAD	14.3	0.1	1.51	10.9	—	1.59
EUR:USD	13.2	—	1.13	0.6	—	1.23
USD:AUD	(2.6)	—	1.41	(0.8)	—	1.31
USD:CAD	34.7	(0.1)	1.33	0.1	0.1	1.29

1.	The above table is rounded to the nearest £0.1 million, therefore where the aggregate of the fair value of the open derivative assets or liabilities is below £50,000 it has been present as £nil.

Impact of hedging on equity

Refer to Note 31 for the movements in the cash-flow hedge reserve.

25. FAIR VALUE MEASUREMENT

Under IFRS, fair value measurements are categorised into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

Level 1	Fair value measurements are derived from unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2	Fair value measurements are derived from inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly (as prices) or indirectly (derived from prices).

Level 3	Fair value measurements are derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data.

The following table provides the fair value measurement hierarchy of the Group’s assets and liabilities.

			Year ended 31 March 2019	Year ended 31 March 2018
	Note		£m	£m
Assets measured at fair value
Derivative financial assets	25	Level 2	0.9	1.1
Non-listed equity instruments	25	Level 3	3.2	0.8
Liabilities measured at fair value
Derivative financial liabilities	25	Level 2	(3.5)	(2.7)
Contingent consideration payable	20	Level 3	—	(2.5)
Liabilities for which fair values are disclosed
Senior secured notes	22	Level 1	366.3	377.6

Total			366.9	374.3

The key assumptions taken into consideration when measuring the value of contingent consideration payable are the performance expectations of the acquisition and a discount rate that reflects the size and nature of the new business. There is no reasonable change in discount rate or performance targets that would give rise to a material change in the liability in these consolidated financial statements.

The key assumption in measuring the value of the non-listed equity instruments is the long-term performance of the investment. There is no reasonable change in the performance of the investments that would give rise to a material change in the assets in these consolidated financial statements.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

During the year the Group subscribed to shares in WCI One, LLC (trading as NewTV) for a total of £2.1 million. Under the purchase agreement the Group is committed to contribute total equity of US$10 million (equivalent to £7.6 million at 31 March 2019). An additional £0.2 million was paid to acquire an equity interest of 6.9% in Creative Labs L.P. total commitment is for US$1 million (equivalent to £0.8 million at 31 March 2019).

VALUATION TECHNIQUES AND INPUTS

The following methods and assumptions were used to estimate the above fair values:

Valuation technique and key inputs

Level 1: Senior secured note	There is an active market for the Group’s quoted debt instruments.

Level 2: Derivative financial instruments	Discounted cash flow – future cash flows are estimated based on forward exchange rates (from observable forward exchange rates at the end of the reporting period) and contract forward rates, discounted at a rate that reflects the credit risk of various counterparties.

The significant unobservable inputs used in the fair value measurements categorised with Level 3, together with qualitative sensitivity analysis are shown below:

	Valuation technique and key inputs	Significant unobservable input	Relationship of unobservable inputs to fair value

Level 3: Non-listed equity instruments	Income approach – in this approach, the discounted cash flow method was used to capture the present value of the expected future economic benefits to be derived from the ownership of these investees.	Long-term performance of the non-listed equity instruments, taking into account management’s experience and knowledge of market conditions of the specific industries.	The greater the cash generation of the investment over time, the higher the fair value.

26. BUSINESS COMBINATIONS AND TRANSACTIONS WITH EQUITY HOLDERS

ACCOUNTING POLICY

Business combinations are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity interest issued by the Group in exchange for control of the acquiree. Acquisition-related costs are written off in the consolidated income statement as incurred.

Goodwill arising on a business combination is recognised as an asset and initially measured at cost, being the excess of the aggregate of the consideration transferred and the amount recognised for non-controlling interests over the fair value of net identifiable assets acquired (including other intangible assets) and liabilities assumed. If this consideration is lower than the fair value of the net assets of the subsidiary or business acquired, any negative goodwill is recognised immediately in the consolidated income statement.

Any contingent consideration to be transferred by the acquirer is recognised at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration which is deemed to be an asset or liability are recognised in the consolidated income statement.

Contingent payments made to selling shareholders, to the extent they are linked to continuing service conditions, are treated as remuneration and expensed within the consolidated income statement.

When a business combination is achieved in stages, the Group’s previously-held interests in the acquired entity is remeasured to its acquisition date fair value and the resulting gain or loss, if any, is recognised in the consolidated income statement. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognised in other comprehensive income are reclassified to the consolidated income statement, where such treatment would be appropriate if that interest were disposed of.

Transactions that result in changes in ownership interests while retaining control are accounted for as transactions with equity holders in their capacity as equity holders. As a result, no gain or loss on such changes is recognised in profit or loss; instead, it is recognised in equity. Also, no change in carrying amount of assets (including goodwill) or liabilities is recognised as a result of such transactions.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

YEAR ENDED 31 MARCH 2019

Acquisitions

The Group acquired 70.1% stake in Whizz Kid Entertainment Limited (“Whizz Kid”), a UK based unscripted television production company, on 9 April 2018 for a total consideration of £6.9 million settled by a cash payment of £5.0 million and by issuing 637,952 shares in Entertainment One Ltd. amounting to £1.9 million. Acquired intangibles of £0.7 million were identified which represent the value of television show concepts and back-end royalties following the end of a series production. The resultant goodwill represents the value placed on the opportunity to grow the content and formats produced by the company. None of the goodwill is expected to be tax deductible for income tax purposes.

The Group acquired 100% of Magnolia Record Club LLC (“Magnolia”) on 26 July 2018 for a consideration of £0.3 million. Acquired intangibles were identified on the acquisition relating to existing customer lists and brand names.

The results of both acquisitions have been presented within the Film, Television & Music segment, and contributed £6.8 million to segment revenue and £0.2 million to underlying EBITDA for the period since acquisition. The following table summarises the fair values, as at the acquisition date, of the assets acquired, the liabilities assumed and the total consideration transferred as part of the acquisitions made during the year.

	Final	Final
	Whizz Kid	Magnolia	Total
	£m	£m	£m
Acquired intangibles	0.7	0.3	1.0
Trade and other receivables	1.3	—	1.3
Cash and cash equivalents	3.6	—	3.6
Trade and other payables	(3.8)	—	(3.8)
Current tax liabilities	(0.4)	—	(0.4)
Provisions	(0.1)	—	(0.1)

Total net assets acquired	1.3	0.3	1.6

Group’s proportionate interest of fair value of net assets acquired	70.1%	100.0%
Group’s share of fair value of net assets acquired	0.9	0.3	1.2
Goodwill	6.0	—	6.0

Net assets acquired	6.9	0.3	7.2

Satisfied by:
Cash	5.0	0.3	5.3
Shares in Entertainment One Ltd.	1.9	—	1.9

Total consideration transferred	6.9	0.3	7.2

The net cash outflow arising in the period from the acquisition was made up of:
Cash consideration settled during the year	5.0	0.3	5.3
Less: Cash and cash equivalents acquired	(3.6)	—	(3.6)

Total net cash outflow	1.4	0.3	1.7

Non-controlling interests proportionate interest of fair value of net assets	0.4	—	0.4

Total non-controlling interests	0.4	—	0.4

Settlement of contingent consideration

During the year, contingent consideration payable relating to the prior year acquisition of Dualtone Music group a payment of £0.3 million. See Note 20 for details on movements in contingent consideration payable.

Transactions with equity holders

Sierra Pictures

On 27 June 2018, the Group acquired the remaining 49% in Sierra Pictures, LLC (“Sierra/Affinity”) for a total consideration of £14.2 million settled by a cash payment of £9.7 million and by issuing 1,231,768 shares in Entertainment One Ltd. amounting to £4.5 million.

The carrying value of the non-controlling interest in Sierra/Affinity on 27 June 2018 amounting to £8.6 million was de-recognised and transaction costs of £0.1 million was recorded as a charge to the Group’s retained earnings. The Currency translation reserve relating to the previous non-controlling interest of £1.2 million has been transferred to the Group. The difference of £6.7 million has been recognised as a charge to the Group’s retained earnings.

As a result of the acquisition, the put and call options granted over the 49% shares have been cancelled. The carrying value of the liability as at 27 June 2018 of £17.9 million has been reversed with the corresponding adjustment to the Put option reserve of £12.2 million. The difference of £5.7 million has been credited to retained earnings.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

The Mark Gordon Company

As part of the Group’s acquisition of the remaining 49% in The Mark Gordon Company on 2 March 2018 the vendors were entitled to receive a pro-rate share of certain pre-acquisition contingent receipts where these could be recovered. Due to this arrangement the Group recognised a further £4.1 million in consideration for the transaction during the year.

YEAR ENDED 31 MARCH 2018

Acquisitions

The Group acquired 60% of Round Room Entertainment, LLC on 31 January 2018 for a consideration of £0.5 million. No acquired intangibles were identified on the acquisition.

Settlement of contingent consideration

During the year, contingent consideration payable relating to the prior year acquisition of Renegade Entertainment, LLC was settled by issuing 778,516 shares in Entertainment One Ltd. amounting to £1.8 million and a cash payment of £2.7 million. A payment of £0.5 million was also made in part settlement of contingent consideration payable relating to the prior year acquisition of Dualtone Music group. See Note 20 for details on movements in contingent consideration payable in the year ended 31 March 2018.

Transactions with equity holders

On 2 March 2018, the Group acquired the remaining 49% in The Mark Gordon Company (“MGC”) for a total consideration of £146.5 million settled by a cash payment of £114.8 million and by issuing 10,826,566 shares in Entertainment One Ltd. amounting to £31.7 million. In addition, the seller will be entitled to a maximum aggregate amount of £26.6 million (US$37.5 million) in respect of its pro-rata share of certain pre-acquisition contingent receipts, if actually received by MGC.

The carrying value of the non-controlling interest in MGC on 2 March 2018 £37.0 million was de-recognised, contingent consideration of £1.1 million was recognised and transaction costs of £0.7 million were recorded and the difference of £111.3 million has been recognised as a charge to the Group’s retained earnings.

27. FINANCIAL RISK MANAGEMENT

The Group’s overall risk management programme seeks to minimise potential adverse effects on its financial performance and focuses on mitigation of the unpredictability of financial markets as they affect the Group.

The Group’s activities expose it to certain financial risks including interest rate risk, foreign currency risk, credit risk and liquidity risk. These risks are managed by the Chief Financial Officer under policies approved by the Board, which are summarised below.

INTEREST RATE RISK MANAGEMENT

When the Group is exposed to fluctuating interest rates the Group considers whether to fix portions of debt using interest rate swaps, in order to optimise net finance costs and reduce excessive volatility in reported earnings. Requirements for interest rate hedging activities are monitored on a regular basis.

Interest rate sensitivity

The Group holds £355.0 million in aggregate principal amount of 6.875% senior secured notes (Notes), due December 2022, and a super senior revolving credit facility (RCF), which matures in December 2023.

At 31 March 2019, the Group’s fixed rate debt represented 89% of total gross debt (2018: 93%). Consequently, a 1% movement in interest rates on floating rate debt would impact the 2019 post-tax profit for the year by less than £0.4 million (2018: £0.3 million).

For financial assets and liabilities classified at fair value through profit or loss, the movements in the year relating to changes in fair value and interest are not separated.

FOREIGN CURRENCY RISK MANAGEMENT

The Group is exposed to exchange rate fluctuations because it undertakes transactions denominated in foreign currency and it is exposed to foreign currency translation risk through its investment in overseas subsidiaries.

The Group manages transactions with foreign exchange exposures by undertaking foreign currency hedging using forward foreign exchange contracts for significant transactions (principally minimum guaranteed advanced payments). The implementation of these forward contracts is based on highly probable forecast transactions and qualifies for cash flow hedge accounting. The Group further manages its transactional exposure to fair value movements on foreign currency denominated monetary assets and liabilities through using forward foreign exchange contracts.

The majority of the Group’s operations are domestic within their country of operation. The Group seeks to create a natural hedge of this exposure through its policy of aligning approximately the currency composition of its net borrowings with its forecast operating cash flows.

The Group does not hedge net investment in operations with non-GBP functional currencies.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

Foreign exchange rate sensitivity

The following table illustrates the Group’s sensitivity to foreign exchange rates on its derivative financial instruments. Sensitivity is calculated on financial instruments at 31 March 2019 denominated in non-functional currencies for all operating units within the Group. The sensitivity analysis includes only unhedged foreign currency denominated monetary items. The percentage movement applied to each currency is based on management’s measurement of foreign exchange rate risk.

	31 March 2019	31 March 2018
	Impact on	Impact on
	consolidated	consolidated
	income statement	income statement
Percentage movement	+/-£m	+/-£m
10% appreciation of the US dollar	5.9	9.4
10% appreciation of the Canadian dollar	0.1	(0.9)
10% appreciation of the euro	0.4	0.3
10% appreciation of the Australian dollar	0.1	0.2

CREDIT RISK MANAGEMENT

Credit risk arises from cash and cash equivalents, deposits with banks and financial institutions, as well as credit exposures to customers, including outstanding receivables and committed transactions. The Group manages credit risk on cash and deposits by entering into financial instruments only with highly credit-rated, authorised counterparties which are reviewed and approved regularly by management. Counterparties’ positions are monitored on a regular basis to ensure that they are within the approved limits and there are no significant concentrations of credit risk. Trade receivables consist of a large number of customers spread across diverse geographical areas. Ongoing credit evaluation is performed on the financial condition of counterparties.

As at 31 March 2019 the Group had three customers (2018: two) that owed the Group more than 5% of the Group’s total amounts receivable. These three customers accounted for approximately 42% of the total amounts receivable (2018: 32%).

The Group considers its maximum exposure to credit risk as follows:

		Year ended 31 March 2019	Year ended 31 March 2018
	Note	£m	£m
Cash and cash equivalents	19	107.4	119.2
Net trade receivables	18	521.2	405.7

Total		628.6	524.9

LIQUIDITY RISK MANAGEMENT

The Group maintains an appropriate liquidity risk management position by having sufficient cash and availability of funding through an adequate level of committed credit facilities. Management continuously monitors rolling forecasts of the Group’s liquidity reserve on the basis of expected cash flows in the short, medium and long-term. At 31 March 2019, the undrawn committed borrowings under the RCF are equivalent to £156.8 million (2018: £134.4 million). The facility was entered into in December 2018 and matures in 2023 (see Note 22).

Analysis of the maturity profile of the Group’s financial liabilities including interest payments, which will be settled on a net basis at the balance sheet date, is shown below:

	Trade and other payables	Interest bearing loans and borrowings¹	Production financing	Total
	£m	£m	£m	£m
Amounts due for settlement at 31 March 2019
Within one year	91.1	25.2	85.7	202.0
One to two years	—	24.3	110.2	134.5
Two to five years	14.6	446.8	—	461.4
After five years	—	0.7	—	0.7

Total	105.7	497.0	195.9	798.6

Amounts due for settlement at 31 March 2018
Within one year	63.9	24.7	90.1	178.7
One to two years	—	24.3	86.7	111.0
Two to five years	27.1	454.1	—	481.2
After five years	—	—	—	—

Total	91.0	503.1	176.8	770.9

1.	Amounts for interest-bearing loans and borrowings include interest payments.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

CAPITAL RISK MANAGEMENT

The Group manages its capital to ensure that entities in the Group will be able to continue to trade on a going concern basis while maximising the return to shareholders through the optimisation of its debt to equity ratio. The Group’s overall strategy remains unchanged from previous periods.

The capital structure of the Group consists of net debt, being the interest bearing loans and borrowings disclosed in Note 22 after deducting cash and bank balances which are not held repayable only for production financing (disclosed in Note 19), and equity of the Group (comprising issued capital and reserves disclosed in Note 31 and retained earnings and non-controlling interests).

The Group’s objectives when managing capital are to safeguard its ability to continue as a going concern in order to grow the business, provide returns for shareholders, provide benefits for other stakeholders and optimise the weighted average cost of capital and other capital efficiencies.

The objectives are subject to maintaining sufficient financial flexibility to undertake its investment plans. There are no externally imposed capital requirements. The management of the Group’s capital is performed by the Board. In order to maintain or adjust the capital structure, the Group may issue new shares or sell assets to reduce debt.

28. SUBSIDIARIES

The Group’s principal wholly-owned subsidiary undertakings are as follows:

Name	Country of incorporation	Principal activity

Entertainment One Films Canada Inc.	Canada	Content ownership and distribution

Entertainment One Television International Ltd.	Canada	Sales and distribution of films and television programmes

Entertainment One Television Productions Ltd.	Canada	Production of television programmes

Alliance Films (UK) Limited	England and Wales	Content ownership

Entertainment One UK Limited	England and Wales	Content ownership and distribution

Deluxe Pictures d/b/a The Mark Gordon Company	US	Production of film and television programmes

Entertainment One Television USA Inc.	US	Sales and distribution of films and television programmes

eOne Features LLC	US	Content ownership

Sierra Pictures, LLC *	US	Production and international sales of films

*	As a result of the purchase of the remaining 49% of Sierra Pictures, LLC, it is a wholly owned subsidiary from 27 June 2018. Refer to Note 26 for details.

All of the above subsidiary undertakings are 100% owned and are owned through intermediate holding companies. The proportion held is equivalent to the percentage of voting rights held. See Note 35 for details of post balance sheet reorganisation of operating subsidiaries incorporated in Canada.

All of the above subsidiary undertakings have been consolidated in the consolidated financial statements under the acquisition method of accounting.

Production special purpose entities are not classified as principal subsidiaries.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

29. INTEREST IN JOINT VENTURES

ACCOUNTING POLICY

A joint venture is a type of joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint venture. Joint control is the contractually agreed sharing of control of the arrangement, which exists only when decisions about the relevant activities require unanimous consent of the parties sharing control.

The Group’s interests in its joint ventures are accounted for using the equity method. The investment is initially recognised at cost and is subsequently adjusted to recognise changes in the Group’s share of net assets of the associate or joint venture since the acquisition date. The share of results of its joint ventures are shown within single line items in the consolidated balance sheet and consolidated income statement, respectively.

The financial statements of the Group’s joint ventures are generally prepared for the same reporting period as the Group. Where necessary, adjustments are made to bring the accounting policies in line with those of the Group.

YEAR ENDED 31 MARCH 2019

Details of the Group’s joint ventures at 31 March 2019 are as follows:

Name	Country of incorporation	Proportion held	Principal activity

eOne/ Fox Home Ent Distribution Canada Ltd.	Canada	50%	Home entertainment distribution

Creative England-Entertainment One Global Television Initiative Limited	England and Wales	50%	Development of television shows

Suite Distribution Limited	England and Wales	50%	Production of films

Automatik Entertainment LLC	US	40%	Film development

Squid Distribution LLC	US	50%	Production of films

The Girlaxy LLC	US	50%	Content ownership and distribution

Contractual arrangements establish joint control over each joint venture listed above. No single venturer is in a position to control the activity unilaterally.

The movements in the carrying amount of interests in joint ventures in the year was as follows:

	31 March 2019	31 March 2018
	£m	£m
Carrying amount of interests in joint ventures	1.0	1.1
Group’s share of results of joint ventures for the year	—	—
Foreign exchange	0.2	(0.1)

Carrying amount of interests in joint ventures	1.2	1.0

The Group’s share of results of joint ventures for the year of £nil charge (2018: £nil) includes a charge of £nil (2018: £nil charge) relating to the Group’s share of tax, finance costs and depreciation.

The following presents, on a condensed basis, the effects of including joint ventures in the consolidated financial statements using the equity method. Each joint venture is considered individually immaterial to the Group’s consolidated financial statements.

	31 March 2019	31 March 2018
	£m	£m
Revenue	2.2	2.4
Profit for the year	0.2	0.1

Profit attributable to the Group	—	—

Dividends received from interests in joint ventures	—	—

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

30. INTEREST IN PARTLY-OWNED SUBSIDIARIES

ACCOUNTING POLICY

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries (the Group). Control of the Group’s subsidiaries is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

The financial statements of the subsidiaries are generally prepared for the same reporting periods as the parent company, using consistent accounting policies. Subsidiaries are fully consolidated from the date of acquisition and continue to be consolidated until the date of disposal or at the point in the future in which the Group ceases to have control of the entity. All intra-group balances, transactions, income and expenses, and unrealised profits and losses resulting from intra-group transactions that are recognised in assets, are eliminated in full.

PRINCIPAL SUBSIDIARIES WITH NON-CONTROLLING INTERESTS

The Group’s principal subsidiaries that have non-controlling interests are set out below:

Name	Country of incorporation	Proportion held	Principal activity
Astley Baker Davies Limited	England and Wales	70%	Ownership of IP

Whizz Kid Entertainment Limited	England and Wales	70%	Production of television programmes

MR Productions Holdings, LLC (Makeready)	US	85%	Film development

Renegade Entertainment, LLC (Renegade 83)	US	65%	Production of television programmes

Round Room Live, LLC	US	60%	Production of live events

As a result of the purchase of the remaining 49% of Sierra Pictures, LLC, it became a wholly owned subsidiary from 27 June 2018 and as a result Sierra Pictures, LLC entities are not included in the table above.

The following presents, on a condensed basis, the effects of including partly-owned subsidiaries in the consolidated financial statements for the years ended:

	Astley Baker Davies Limited	Sierra Pictures¹	Renegade 83	Round Room	Makeready[2]	Whizz Kid[3]	Total
Year ended 31 March 2019	£m	£m	£m	£m	£m	£m	£m
Revenue	22.1	15.6	36.9	6.1	0.2	6.8	87.7
Profit for the year	9.0	(0.5)	4.9	(0.7)	(2.8)	(0.1)	9.8

Profit attributable to the Group	6.3	(0.3)	3.2	(0.4)	(2.5)	(0.1)	6.2

Dividends paid to non-controlling interests	5.0	—	1.8	—	—	—	6.8

Non-current assets	124.7	—	2.0	(0.1)	24.0	0.5	151.1
Current assets	10.3	—	11.0	1.6	1.7	1.5	26.1
Non-current liabilities	(21.5)	—	—	—	—	(0.1)	(21.6)
Current liabilities	(2.5)	—	(4.8)	(2.5)	(16.2)	(0.8)	(26.8)

Net assets of partly owned subsidiaries	111.0	—	8.2	(1.0)	9.5	1.1	128.8

Non-controlling interests	(33.3)	—	(2.9)	0.4	(1.4)	(0.3)	(37.5)

1.	As a result of the purchase of the remaining 49% of Sierra Pictures, LLC on 27 June 2018, the above table relating to partly-owned subsidiaries is calculated for the period up to 27 June 2018.
2.

Makeready became a partly-owned subsidiary on 17 May 2018 due to the vesting of options held by Brad Weston. The vesting of these options occurred in several tranches, the results presented above reflect the performance attributable to the owners of the Company.

3.	The Group’s 70.1% interest in Whizz Kid was acquired on 9 April 2018, the performance in above table is calculated from acquisition date onwards.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

	Astley Baker Davies Limited	Sierra Pictures	Renegade 83	Round Room	The Mark Gordon Company[4]	Total
Year ended 31 March 2018	£m	£m	£m	£m	£m	£m
Revenue	18.3	88.7	41.8	—	120.5	269.3
Profit for the year	6.2	6.3	5.0	(0.2)	16.9	34.2

Profit attributable to the Group	4.3	3.2	3.3	(0.1)	8.6	19.3

Dividends paid to non-controlling interests	5.6	0.3	1.5	—	—	7.4

Non-current assets	135.6	35.0	2.1	—	—	172.7
Current assets	8.7	36.6	10.2	—	—	55.5
Non-current liabilities	(22.2)	(5.6)	—	—	—	(27.8)
Current liabilities	(3.4)	(49.2)	(4.6)	(0.6)	—	(57.8)

Net assets of partly owned subsidiaries	118.7	16.8	7.7	(0.6)	—	142.6

Non-controlling interests	(35.6)	(8.2)	(2.7)	0.2	—	(46.3)

4.	As a result of the purchase of the remaining 49% of The Mark Gordon Company on 2 March 2018, the above table relating to partly-owned subsidiaries is calculated for the period up to 2 March 2018.

31. STATED CAPITAL, OWN SHARES AND OTHER RESERVES

The Company has one class of shares. These common shares carry the right to one vote at general meetings of the Company. They have no par value and the authorised number of common shares is unlimited. There are no specific restrictions on the size of a holding nor on the transfer of shares, which are both governed by the general provisions of the Articles of the Company and prevailing legislation.

ACCOUNTING POLICY

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Company are recorded at the proceeds received, net of direct issue costs.

Own shares

The Entertainment One Ltd. shares held by the Trustees of the Company’s Employee Benefit Trust (EBT) are classified in total equity as own shares and are recognised at cost. Consideration received for the sale of such shares is also recognised in equity, with any difference between the proceeds from sale and the original cost being taken to reserves. No gain or loss is recognised on the purchase, sale, issue or cancellation of equity shares.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

ANALYSIS OF AMOUNTS RECOGNISED BY THE GROUP

Stated capital, net of own shares

	Year ended 31 March 2019		Year ended 31 March 2018
	Number of shares	Value	Number of shares	Value
	‘000	£m	‘000	£m
Balance at 1 April	460,112	594.8	429,647	505.3
Shares issued on exercise of share options (Note 32)	2,805	9.5	1,384	4.2
Shares issued as part-consideration for acquisitions (Note 26)	638	1.9	—	—
Shares issued as part-consideration for acquisitions of non-controlling interests (Note 26)	1,232	4.5	10,827	31.7
Shares issued on settlement of contingent consideration (Note 20)	—	—	779	1.8
Shares issued as part of equity raise	—	—	17,475	51.8

Balance at 31 March	464,787	610.7	460,112	594.8

Own Shares	(87)	(0.1)	(195)	(0.2)

Net balance at 31 March	464,700	610.6	459,917	594.6

During the year ended 31 March 2019, the Group issued the following stated capital:

•

2,805,181 common shares were issued to employees (or former employees) exercising share options granted under the Long Term Incentive Plan. The total consideration received by the Company on the exercise of these options was £nil.

•	On 9 April 2018, 637,952 common shares (equivalent to £1.9 million) were issued as part consideration for the acquisition of Whizz Kid Entertainment Limited (see Note 26).

•	On 27 June 2018, 1,231,768 common shares (equivalent to £4.5 million) were issued as part consideration for the purchase of the remaining 49% share in Sierra Pictures, LLC (see Note 26).

During the year ended 31 March 2018, the Group issued the following stated capital:

•

1,384,360 common shares were issued to employees (or former employees) exercising share options granted under the Long Term Incentive Plan. The total consideration received by the Company on the exercise of these options was £nil.

•

On 4 July 2017, 778,516 common shares (equivalent to £1.8 million) were issued as part consideration for the settlement of contingent consideration relating to the prior year acquisition of Renegade Entertainment, LLC (see Note 20).

•

On 1 February 2018, the Group completed a private placement of 17,475,000 new common shares at 305.0 pence per new common share. Net of expenses, the total amount raised was £51.8 million. The fees in relation to the equity raise of £1.6 million have been capitalised to equity.

•	On 2 March 2018, 10,826,566 new common shares (equivalent to £31.7 million) were issued as part consideration for the purchase of the remaining 49% share in The Mark Gordon Company (see Note 26).

At 31 March 2019 the Company’s stated capital comprised 464,786,220 common shares (2018: 460,111,319). See Note 35 for details of shares issued post year end.

OTHER RESERVES

	Cash flow hedge reserve	Put options over NCI	Restructuring reserve	Total
	£m	£m	£m	£m
At 1 April 2017	(1.1)	(30.9)	9.3	(22.7)
Other comprehensive loss	(0.9)	—	—	(0.9)

Total comprehensive loss for the year	(0.9)	—	—	(0.9)

At 31 March 2018	(2.0)	(30.9)	9.3	(23.6)

Other comprehensive income (net of tax)	3.1	—	—	3.1

Total comprehensive income for the year	3.1	—	—	3.1

Acquisition of subsidiaries	—	(3.1)	—	(3.1)
Transactions with equity holders	—	12.2	—	12.2

Total transactions with equity holders	—	9.1	—	9.1

At 31 March 2019	1.1	(21.8)	9.3	(11.4)

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

Other reserves comprise the following:

•	a cash flow hedging reserve.

•

a put option over non-controlling interests of subsidiaries reserve, which represents the potential cash payments related to put options issued by the Group over the non-controlling interest in subsidiary companies and are accounted for as financial liabilities. The amount that may become payable under the option on exercise is initially recognised on acquisition at present value within other payables with a corresponding charge directly to equity.

•

a permanent restructuring reserve of which arose on completion of the Scheme of Arrangement in 2010 (‘the Scheme’) and represents the difference between the net assets and share capital and share premium in the ultimate parent Company immediately prior to the Scheme.

32. SHARE-BASED PAYMENTS

ACCOUNTING POLICY

The Group issues equity-settled share-based payments to certain employees. Equity-settled share-based payments are measured at fair value at the date of grant of equity-settled share-based payments. The fair value is expensed on a straight-line basis over the vesting period, based on the Group’s estimate of shares that will eventually vest. Fair value is measured by means of a binomial or monte carlo valuation model with the assistance of external advisers. The expected life used in the model has been adjusted, based on management’s best estimate, for the effect of non-transferability, exercise restrictions and behavioural considerations.

EQUITY-SETTLED SHARE SCHEMES

At 31 March 2019, the Group had four equity-settled share-based payment schemes approved for its employees (including the executive directors). These are the Long Term Incentive Plan (LTIP), the Executive Share Plan (ESP), the Executive Incentive Scheme (EIS) and the Employee Save-As-You-Earn scheme (SAYE).

The ESP is now closed and no further awards will be made from the scheme. The EIS was approved at the Group’s AGM on 16 September 2015. No awards have been granted during the year under the EIS.

The total charge in the year relating to the Group’s equity-settled schemes was £16.2 million (2018: £12.6 million), inclusive of a charge of £1.3 million (2018: charge of £0.7 million) relating to movements in associated social security liabilities.

Long Term Incentive Plan (LTIP)

On 28 June 2013, an LTIP for the benefit of employees (including executive directors) of the Group was approved by the Company’s shareholders. A summary of the arrangements is set out below:

Nature	Grant of £nil cost options or conditional awards

Performance period	Up to five years

Performance conditions (examples of existing performance conditions shown)	(i) Group underlying EBITDA targets (ii) 50% vesting over the three-year performance period and 50% vesting dependent on performance against annual Group underlying EBITDA targets; (iii) Time only.

Maximum term	10 years

During the year, grants were made under the LTIP. The fair value of each grant was measured at the date of grant using the binomial model. The assumptions used in the model were as follows:

Grant date	Fair value at measurement date (pence)	Number of options granted	Performance period (period ending)	Share price on date of grant (pence)	Exercise price		Expected volatility	Expected life
2 March 2018[1,2]	289.4	1,138,772	Mar 2021 - May 2024	294.4	£	nil	N/A	10 years
12 March 2018	292.0	458,023	Mar 2021	297.0	£	nil	N/A	10 years
15 March 2018	293.0	305,000	Mar 2021	298.0	£	nil	N/A	10 years
5 April 2018	280.1	104,174	May 2024	280.0	£	nil	N/A	10 years
7 May 2018	287.4	202,248	Mar 2021	292.2	£	nil	N/A	10 years
22 May 2018	280.1	3,572,328	Mar 2021	285.4	£	nil	N/A	10 years
22 May 2018[2]	280.1	1,035,547	Mar 2021	285.4	£	nil	N/A	10 years
27 June 2018	364.0	434,359	Mar 2021 - May 2024	369.6	£	nil	N/A	10 years
Other ad hoc Grants[3]	292.1	425,334	Mar 2021 - May 2025		£	nil	N/A	10 years

1.	These options were approved at the March 2018 Remuneration Committee and have a vesting start date of 1 April 2018
2.	These are special grants which follow the LTIP rules except for certain specific conditions.
3.	The options were granted on various days between 15 August 2018 and 15 October 2018. The information presented has been calculated using the weighted average for the individual grants.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

Details of share option movements during the year are as follows:

	2019		2018
		Weighted average		Weighted average
	Number	exercise price	Number	exercise price
	Million	Pence	Million	Pence
Outstanding at 1 April	13.3	—	8.4	—
Exercised	(2.7)	—	(2.8)	—
Granted	7.7	—	8.3	—
Forfeited	(0.2)	—	(0.6)	—

Outstanding at 31 March	18.1	—	13.3	—

Exercisable	1.6	—	2.8	—

The weighted average contractual life remaining of the LTIP options in existence at the end of the year was 7.2 years (2018: 6.4 years).

Employee Save-As-You-Earn scheme (SAYE)

On 30 September 2016, an SAYE for the benefit of employees (including executive directors) of the Group was approved by the Company’s shareholders. Employees make a monthly contribution, depending on jurisdiction, for up to three years. At the end of the savings period the employee has the opportunity to retain their savings, in cash, or to buy shares in eOne at a price fixed at the date of grant. A summary of the arrangement is set out below:

	2019	2018	2017
Nature	Grant of options, 286.0 pence	Grant of options, 241.0 pence	Grant of options, 151.9 pence

Fair value at grant date	81.0 pence	84.4 pence	54.8 pence

Performance period	Up to three years

Performance conditions	100% of the options vest on the completion of three years’ service in every territory with the exception of the US which vest on the completion of two years’ service.

Maximum term	Three years. The options expire six months after vesting.

During the year, 184,779 options were granted under the SAYE (2018: 177,368). The fair value of each grant was 81.0 pence per share and the assumptions are consistent with prior year. The resulting charge for the options granted in the year is not significant and the total charge in respect of all outstanding SAYE options is £0.1 million (2018: £0.4 million).

The movement in options in the year is presented below.

	2019		2018
		Weighted average		Weighted average
	Number	exercise price	Number	exercise price
	Million	Pence	Million	Pence
Outstanding at 1 April	2.4	159.3	2.2	151.9
Granted	0.2	286.0	0.2	241.0
Exercised	(0.1)	226.2	—	—
Forfeited	(1.0)	157.8	—	—

Outstanding at 31 March	1.5	175.4	2.4	159.3

Exercisable	1.2	151.9	—	—

The weighted average contractual life remaining of the SAYE options in existence at the end of the year was 0.5 years (2018: 1.2 years).

MakeReady

On 17 May 2017, the Group incorporated MR Productions Holdings LLC (MakeReady), a new global content creation company. On that date, MakeReady issued to Brad Weston 500,000 B shares, at £nil cost, which incrementally vest over a three year period. The fair value of the share awards granted has been determined as at the grant date as required by IFRS 2 Share based Payments and a charge of £0.2 million has been recorded in the year ended 31 March 2019 (2018: £0.4 million).

33. COMMITMENTS AND CONTINGENCIES

ACCOUNTING POLICY

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at inception date, whether fulfilment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset, even if that right is not explicitly specified in an arrangement. Rentals payable under operating leases are charged to the consolidated income statement on a straight-line basis over the lease term.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

OPERATING LEASE COMMITMENTS

The Group operates from properties in respect of which commercial operating leases have been entered into.

At the balance sheet date, the Group had outstanding commitments for future minimum lease payments under non-cancellable operating leases, which fall due as follows:

	31 March 2019	31 March 2018
	£m	£m
Within one year	8.8	10.7
Later than one year and less than five years	34.4	26.6
After five years	23.4	26.8

Total	66.6	64.1

FUTURE COMMITMENTS

	31 March 2019	31 March 2018
	£m	£m
Investment in acquired content rights contracted for but not provided	104.0	143.6

34. RELATED PARTY TRANSACTIONS

Transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this Note. The nature of related parties disclosed in the consolidated financial statements for the Group as at and for the year ended 31 March 2019 has not changed.

TRANSACTIONS WITH SIGNIFICANT SHAREHOLDERS

Canadian Pension Plan Investment Board (CPPIB) held 85,597,069 common shares in the Company at 31 March 2019 (2018: 85,597,069), amounting to 18.42% (2018: 18.60%) of the issued capital of the Company. CPPIB is deemed to be a related party of Entertainment One Ltd. by virtue of this significant shareholding. The Group pays CPPIB an annual fee equivalent to the annual fee paid by the Group to its other non-executive directors in consideration for CPPIB allowing Scott Lawrence to allocate time to his role as a non-executive director of the Company. The fee payable to CPPIB in respect of Scott Lawrence’s services for the year ended 31 March 2019 was C$98,500 (2018: C$98,500).

At 31 March 2019 the amounts outstanding payable to CPPIB are C$8,500 (2018: C$17,700).

TRANSACTIONS WITH JOINT VENTURES

The Group owns 50% shares in the joint venture eOne/Fox Home Ent Distribution Canada Ltd. During the year the Group made purchases of £532,544 from eOne/Fox Home Ent Distribution Canada Ltd. At 31 March 2019 the amounts outstanding payable to eOne/Fox Home Ent Distribution Canada Ltd. are £53,887.

The Group owns 50% shares in the joint venture Suite Distribution Limited. During the year the Group made purchases of £nil from Suite Distribution Limited. At 31 March 2019 the amounts outstanding payable to Suite Distribution Limited are £155,000 (2018: £157,000).

The Group owns 50% of the shares in the joint venture Creative England-Entertainment One Global Television Initiative Limited. During the year the Group received income of £nil from Creative England-Entertainment One Global Television Initiative Limited. At 31 March 2019 the amounts receivable from Creative England-Entertainment One Global Television Initiative Limited are £189,933 (2018: £nil).

35. POST BALANCE SHEET EVENTS

Hasbro

On 22 August 2019, the Group entered into an agreement with Hasbro Inc. under which Hasbro will acquire the Group in an all-cash transaction valued at £3.3 billion. Under the terms of the agreement, the Group’s shareholders will receive £5.60 in cash for each common share of the Company. The completion of the transaction is subject to receipt of certain regulatory approvals and other customary closing conditions. The Group’s shareholders voted 99.9% in favour of the deal on 17 October 2019.

Canadian holding company

On 1 April 2019 the Group reorganised its operating subsidiaries domiciled in Canada under a single holding company, Entertainment One Canada Ltd. (EOCL). The Group owns 25% of voting rights and 100% of the economic interest in EOCL, with the remaining 75% held by three independent directors of EOCL who are Canadian citizens.

The Group remains the only shareholder of EOCL exposed to variable returns due to its ownership of 100% of the economic interest and the shareholders agreement gives it the ability to affect those returns through its involvement in EOCL. As such, the Group continues to consolidate EOCL and its operating subsidiaries as it meets the requirements of consolidation under IFRS 10 Consolidated Financial Statements.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

Audio Network Limited

On 12 April 2019 the Group completed a private placement for 28,900,000 new common shares raising net proceeds of £127.4 million. The placement funds were partly used to pay the cash consideration on the acquisition of Audio Network Limited (Audio Network).

On 18 April 2019 the Group acquired a 100% controlling stake in Audio Network which is an independent creator and publisher of original high-quality music for use in film, television, advertising and digital media, with streamlined owned rights. The transaction enhances the Group’s presence in music, a rapidly growing sector, with attractive growth that is complementary to eOne’s music, film, and television and family brands businesses.

The total consideration of £178.8 million has been satisfied as follows:

•

Payment in cash of £168.9 million using proceeds from the private placement of shares and £52.0 million through a term loan maturing on 31 December 2020. The Term Loan is subject to same covenants as the Group’s revolving credit facility.

•	The issuance of 2,112,428 Entertainment One Ltd. common shares.

The provisional acquisition accounting for Audio Network is included below.

Provisional
Audio Network
£m
Acquired intangibles	110.6
Trade and other receivables	14.8
Cash and cash equivalents	14.7
Property, plant and equipment	2.7
Current tax asset	0.6
Trade and other payables	(6.3)
Lease liabilities	(2.2)
Deferred tax liabilities	(18.8)

Total net assets acquired	116.1

Group’s proportionate interest of fair value of net assets acquired	100%
Group’s share of fair value of net assets acquired	116.1
Goodwill	62.7

Net assets acquired	178.8

Satisfied by:
Cash	168.9
Shares in Entertainment One Ltd.	9.9

Total consideration transferred	178.8

The net cash outflow arising in the period from the acquisition was made up of:
Cash consideration settled during the year	168.9
Less: Cash and cash equivalents acquired	(14.7)

Total net cash outflow	154.2

Non-controlling interests proportionate interest of fair value of net assets	—

Total non-controlling interests	—

The net asset figures stated above are provisional and will be finalised within a 12 month period in accordance with IFRS 3. During the period ended 30 June 2019, Audio Network contributed £8.1m of revenue and £3.3m of profit before tax to the Group’s results.

Entertainment One Ltd. Audited Consolidated Financial Statements as of March 31, 2019 and

March 31, 2018 and for the two years ended March 31, 2019

Unscripted television acquisitions

On 12 September 2019 the Group acquired US-based, notification content producer Blackfin Inc. for initial consideration of £4.1m rising to £16.2m depending upon performance related conditions.

On 11 July 2019 eOne entered into an agreement to acquire UK-based Daisybeck Studios, an independent television company producing quality factual, factual entertainment and event programming for an initial consideration of £2.1m rising to £15.0m depending upon performance related conditions.

The provisional acquisition accounting for Blackfin and Daisybeck Studios will be included in the Group’s condensed consolidated financial statements for the six months ended 30 September 2019 and is not yet available due to the timing and size of the acquisitions.